                                                                   EXHIBIT 10.18


CONFIDENTIAL COPY NO:                  CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM





                                 BIOMERICA, INC.




                   -------------------------------------------

                         400,000 SHARES OF COMMON STOCK
                                 $5.00 PER SHARE

                   -------------------------------------------




                    The Shares of Common Stock being offered
                     involve a high degree of risk. See Risk
                          Factors beginning on Page 3.


        The Securities and Exchange Commission (SEC) and state securities regulators have not approved these securities or determined if this memorandum is truthful or complete. Any representation to the contrary is a criminal offense.

=============================================================================
                            Offering Price        Proceeds to the Company (1)
-----------------------------------------------------------------------------
Per Share                        $5.00                       $5.00
-----------------------------------------------------------------------------
Total Offering              $2,000,000                  $2,000,000
=============================================================================

(1) Before deducting offering expenses estimated to be $100,000. The Shares are being offered on a "best efforts basis" to "accredited investors" only.

                       JEFFERS, WILSON, SHAFF & FALK, LLP
                               BARRY D. FALK, ESQ.
                       18881 VON KARMAN AVENUE, SUITE 1400
                            IRVINE, CALIFORNIA 92612
                             TELEPHONE: 949-660-7700
                           COUNSEL TO BIOMERICA, INC.

                       ----------------------------------

                   THE DATE OF THIS MEMORANDUM IS JUNE 9, 1999

         Information set forth in this Memorandum with respect to issuance of the shares, pricing and other related information assumes a purchase price of $5.00 per share of common stock (the "Shares").

         The Shares are being offered and sold without registration under the Securities Act of 1933, as amended (the "1933 Act"), or the securities laws of any state, in reliance upon the exemption from registration afforded by Section 4(2) and/or 3(b) of the 1933 Act and Regulation D promulgated thereunder and similar provisions of applicable state securities laws.

         Certain portions of the information contained in this Memorandum are confidential and proprietary to the Company, and is being submitted to prospective investors solely for such investors' confidential use with the express understanding that, without the prior express written permission of the Company, such persons will not release this document or discuss the information contained herein or make reproductions of or use this Memorandum for any purpose other than evaluating a potential investment in the Shares.

         This Memorandum contains certain information concerning the Company's future plans and performance. There can be no assurance that the Company will be able to successfully implement any of its plans or that assumptions or expectations regarding its future plans and performance will not be materially different from the Company's present expectations.

         The Shares offered hereby are highly speculative and involve a high degree of risk and should not be purchased by anyone who cannot afford the loss of his or her entire investment. See "Risk Factors."

         This offering is subject to withdrawal, cancellation or modification by the Company without notice. The Company reserves the right, in its sole discretion, to reject any subscription in whole or in part for any reason or to allot to any subscriber less than the number of Shares subscribed for or to waive conditions to the purchase of the Shares.

         These Shares are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the 1933 Act, and applicable state securities laws. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time.

         In making an investment decision investors must rely on their own examination of the Company and the terms of the offering, including the merits and risks involved. The purpose of this memorandum is solely to aid in such examination and not to serve as a basis for an investment decision.

         Each offeree may, if he or she so desires, make inquiries of the Company with respect to the Company's business or any other matters relating to the Company and an investment in the Shares offered hereunder, and may obtain any additional information which such person deems to be necessary in connection with making an investment decision in order to verify the accuracy of the information contained in this Memorandum (to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense). In connection with such inquiry, any documents which any offeree wishes to review will be made available for inspection and copying or furnished, upon request, subject to the offeree's agreement to maintain such information in confidence and to return the same to the Company if the recipient does not purchase the Shares offered hereunder. Any such inquiries or requests for additional information or documents should be made in writing to the Company addressed as follows: Attention: Chief Executive Officer, Biomerica, Inc., 1533 Monrovia Avenue, Newport Beach, California 92663.

         No person has been authorized to give any information or to make any representations other than those contained in this Memorandum in connection with the offer being made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company.

         This Memorandum does not constitute an offer to sell or the solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy such securities by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so.
         Neither the delivery of this Memorandum nor any sale made hereunder shall imply that there has been no change in the affairs of the Company since the date hereof, or that the information contained herein is correct as of any time subsequent to its date.

         Prospective investors are not to construe the contents of this Memorandum as legal, investment or tax advice, prospective investors should consult their advisors as to legal, investment, tax and related matters concerning an investment by such prospective investors in the Company.

         The statements contained herein are based on information believed by the Company to be reliable. No warranty can be made that circumstances have not changed since the date such information was supplied. This Memorandum contain summaries of certain provisions of documents relating to the Company and the purchase of the Shares, as well as summaries of various provisions of relevant statutes and regulations. Such summaries do not purport to be complete and are qualified in their entirety by reference to the texts of the original documents, statutes and regulations, which are included herewith or available upon request.

                                TABLE OF CONTENTS
                                                                    PAGE


SUMMARY ......................................................       1

RISK FACTORS .................................................       3

USE OF PROCEEDS ..............................................      19

PRICE RANGE OF COMMON STOCK ..................................      20

DIVIDEND POLICY ..............................................      21

CAPITALIZATION ...............................................      22

DILUTION .....................................................      23

DESCRIPTION OF BUSINESS ......................................      24

MANAGEMENT'S DISCUSSION AND ANALYSIS OFFINANCIAL CONDITION
AND RESULTS OF OPERATION .....................................      38

OPERATIONS ...................................................      41

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES ......      42

REMUNERATION OF DIRECTORS AND OFFICERS .......................      44

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT      45

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS ....      46

DESCRIPTION OF SECURITIES ....................................      46

DESCRIPTION OF THE OFFERING ..................................      48

ADDITIONAL INFORMATION .......................................      49




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

                           PRIVATE PLACEMENT SUMMARY

         The following is a summary of the more detailed information and financial statements appearing elsewhere in this Memorandum. This summary is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire Memorandum carefully, including the risk factors and financial statements.


THE COMPANY

         Historically the Company has operated as a global biomedical company primarily engaged in the development, manufacture and marketing of medical diagnostic test products. Beginning 1984, Biomerica followed a corporate strategy of developing new business opportunities through selected investments in companies in which synergistic benefits could be realized through sharing of technology, corporate administration and/or capital resources. Pursuant to this strategy, the Company acquired interest in companies involved in the application of advanced technologies in the biomedical, pharmaceutical, dental and/or other applied sciences. The Company now believes that its experience in the biomedical and pharmaceutical fields, combined with the growth of the Internet as a venue for commerce, provides the Company with an opportunity to become a leading online retail drugstore and information site for pharmacy, health, wellness, beauty and personal care products.

         The Company has recently entered into the e-commerce market through www.testathome.com and has been developing an online pharmacy. The Company recently acquired the on-line domain name of "TheBigRx.com," and entered into a strategic alliance with the "Big" group of online companies. This strategic alliance will allow the Company to leverage the traffic and capabilities of TheBigHub.com meta-search engine. This strategic alliance is the first step in the Company's plan to become the online destination commerce site for drugstore products and will enable the Company to compete with drugstore.com, PlanetRx and Soma.com. TheBigHub.com (www.thebighub.com) is a network of branded, affiliate sites designed to leverage the traffic and capabilities of the powerful iSleuth (www.isleuth.com) meta-search engine.

         Biomerica's current primary source of revenue and its historic core business involves developing, manufacturing, and selling unique medical diagnostic products designed to detect certain medical conditions and diseases in the areas of certain cancers, heart attack, fertility, gastritis and ulcers, diabetes and Candida. The Company has developed, produced and sold immunoassay diagnostic test kits since the late 1970's. Immunoassay kits are used by hospitals, clinical laboratories and medical researchers to analyze blood or urine from patients in the diagnosis of various diseases and other medical complications, or to measure the level of specific hormones, antibodies, antigens or other substances which may exist in the human body in extremely small concentrations.

         Biomerica currently has two subsidiaries. Lancer Orthodontics, Inc. ("Lancer")is engaged in manufacturing, sales and development of high technology orthodontic products including, among others, ceramic brackets and wires. Lancer is well established in the field of orthodontics and its products are sold worldwide through a direct sales force and distributors. Allergy Immuno Technologies, Inc. ("AIT") is engaged in the development and commercialization of novel bio-pharmaceutical products for the treatment of allergies. The Company's research in the allergy field has created opportunities for new therapeutic approaches and inventions that include the possible development of oral type and/or an inhalant anti-allergy treatments as an alternative to allergy shots.

As a consequence of its development effort in the field of allergy treatment, AIT owns four patents covering several inventions relating to the therapeutic aspect of allergy. AIT intends to utilize these patents to develop new allergy drugs on its own and/or in conjunction with other companies.


THE OFFERING

         The Company is offering up to 400,000 shares of its Common Stock (the "Shares") at a price of $5.00 per share. The Company's NASDAQ Small Cap trading symbol is BMNR. The Shares are being offered and sold without registration under the Securities Act of 1933, as amended (the "1933 Act"), or the securities laws of any state, in reliance upon the exemption from registration afforded by
Section 4(2) and/or 3(b) of the 1933 Act and Regulation D promulgated thereunder and similar provisions of applicable state securities laws.

         Holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Dividends on any outstanding shares of preferred stock may be required to be paid in full before payment of any dividends on the common stock. Upon liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in assets available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of any preferred stock then outstanding. Holders of common stock are entitled to one vote per share with respect to all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the voting rights (if any) of any series of preferred stock that may be outstanding from time to time. The Company's Certificate of Incorporation and Bylaws contain no restrictions on the repurchase by the Company of shares of the common stock or preferred stock. All the outstanding shares of common stock are, and additional shares of common stock will be, when, issued, validly issued, fully paid and nonassessable. See "Description of Securities -- Common Stock".

         Shares will be offered on a best efforts basis by the Company to Accredited Investors only. The Shares will be sold pursuant to a Stock Purchase Agreement between the Company and each participating investor accepted by the Company. Each person will be required to complete, sign and deliver to the Company a Prospective Investor Questionnaire, in which certain information will be provided to the Company to enable it to determine, in its sole discretion, whether or not the prospective investor meets the necessary suitability standards.







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

                                  RISK FACTORS

         YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES THAT WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO ADVERSELY AFFECT OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, THEY COULD SERIOUSLY HARM OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS. IN THIS CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE.


OUR BUSINESS MODEL AND EXPANSION PLANS RELY HEAVILY ON THE INTERNET AS A MEDIUM FOR COMMERCE, WHICH IS STILL UNPROVEN.

         The market for the our Internet services, which is a critical part of our future expansion plan, has only recently begun to develop and will continue to evolve rapidly. As a result, demand and market acceptance of health, pharmaceutical, and personal care products and services over the Internet remain uncertain. Moreover, since the market for our Internet services is new and evolving, we cannot accurately predict the size of this market or its future growth rate, if any. The success of our Internet services will depend substantially upon the widespread acceptance and use of the Internet as a medium for commerce by a broad base of consumers. Rapid growth in the use of the Internet is a recent phenomenon. For our expansion plans to succeed, consumers who have historically used other means of commerce to buy goods and services must accept and utilize novel ways of conducting business and exchanging information. We cannot assure you that a broad base of consumers will accept the Internet as an effective medium for commerce. If our on-line services do not achieve market acceptance or if the Internet does not become a viable commercial marketplace, our business and expansion plans would suffer a material adverse effect, which may severely impact the market price of our common stock.

         Further, the online market for drugstore products is in its infancy. The market is significantly less developed than the online market for books, auctions, music, software and numerous other consumer products. Even if use of the Internet and electronic commerce continues to increase, the rate of growth, if any, of the online drugstore market could be significantly less than the online market for other products. Our rate of revenue growth could therefore be significantly less than other online merchants.

OUR BUSINESS MODEL IS DEPENDENT ON THE INTERNET INFRASTRUCTURE, WHICH MAY NOT BE ADEQUATE TO HANDLE FUTURE GROWTH.

         Our business model depends heavily on the Internet infrastructure. This dependence on the Internet infrastructure may prove problematic for a number of reasons, including:

         - inadequate development of the necessary infrastructure for communication speed, access and server reliability;

         -     security and confidentiality concerns;

         - lack of development of complementary products, such as high-speed modems and high-speed communication lines;

         -     implementation of competing technologies;

         - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; and

         -     United States and foreign governmental regulation.

         The Company expects Internet use to grow in number of users and volume of traffic. The Internet infrastructure may be unable to support the demands placed on it by this continued growth. If these factors limit the acceptance or effectiveness of Internet products, the Company's business could suffer dramatically.

OUR EXPANSION PLANS MAY SIGNIFICANTLY STRAIN OUR RESOURCES.

         In order to maximize potential growth in our market opportunities, we believe that we must expand rapidly and significantly upon our entrance into the Internet market place. This impetus for expansion will place a significant strain on our management, operational and financial resources. In order to manage our growth, we must implement and continually improve our operational and financial systems, expand operations, attract and retain superior management and train, manage and expand our employee base. Further, management will have to maintain relationships with various merchants and other third parties. We cannot assure you that we will effectively manage the rapid expansion of our operations, that our systems, procedures or controls will adequately support our operations or that our management will successfully implement our business model. If we cannot effectively manage our growth, our business, financial condition and results of operations could suffer a material adverse effect.

OUR BUSINESS MODEL AND EXPANSION PLANS MAY CAUSE FLUCTUATIONS IN OPERATING RESULTS.

         Although we have enjoyed a fairly stable revenue an earnings history over the last several years, our expansion in to the electronic commerce market and the rapidly evolving nature of that market may cause us to experience significant fluctuations in our future operating results due to a variety of factors, many of which are outside our control. Factors that may adversely affect our future operating results include the following:

         -     the level of traffic on our Web site;

         - the level of use of the Internet and on-line services and increasing consumer acceptance of the Internet as a medium for commerce;

         - our ability to develop and upgrade our systems and infrastructure and attract new personnel in a timely and effective manner;

         - the announcement or introduction of new sites, services and products by our competitors;

         -     technical difficulties and system downtime or Internet brownouts;

         - the amount and timing of operating costs and capital expenditures relating to expansion of our Internet business, operations and infrastructure;

         - general economic conditions and economic conditions specific to the Internet and on-line commerce.

         We also face unforeseeable seasonal sales fluctuations related to the focus of our expansion on retail Internet commerce. Due to the above factors, our operating results may fall below the expectations of management and our business could suffer significantly.




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
WE MAY NOT SUCCEED IN ESTABLISHING THEBIGRX.COM BRAND NAME.

         We believe that developing and strengthening our brand is critical to achieving widespread acceptance of TheBigRx.com, particularly because of the early stage and competitive nature of the online market for drugstore products. In particular, if we do not establish our brand quickly, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide consistent, high quality customer experiences. To promote our brand, we will need to commit substantial financial resources to creating and maintaining brand loyalty among customers. We will also need to commit significant additional financial resources to attract and train customer service personnel in order to provide our customers with high quality customer service. We cannot be certain that our brand promotion activities will be successful or that any revenues generated form such activities will be sufficient to offset the expenses incurred in building our brand.

OUR ELECTRONIC COMMERCE BUSINESS DEPENDS ON STRATEGIC RELATIONSHIPS.

         We believe that our ability to attract customers, facilitate broad market acceptance of our products and the TheBigRx.com brand and enhance our sales and marketing capabilities depends on our ability to develop and maintain strategic relationships with portals and distributors. If we are unable to develop or maintain key relationships, we may have difficulty attracting customers.

OUR ELECTRONIC COMMERCE BUSINESS MAY SUFFER IF WE ARE UNABLE TO OBTAIN AN ADEQUATE SUPPLY OF MERCHANDISE OR VENDOR CREDIT.

         Although our electronic commerce plans include establishing and maintaining relationships with vendors that we believe will offer competitive sources of supply, there can be no assurance that we will be able to obtain the quantity of brand or quality of items that management believes are optimum. The unavailability of certain product lines could adversely impact the our operating results. Given our lack of operating history in the electronic commerce business, certain vendors of products we will sale not be prepared to advance normal levels of credit to us. An unwillingness to extend credit along with a substantial product volume may require additional amounts of capital to finance our planned on-line operations, and reduce returns, if any, on invested capital.

WE MUST KEEP UP WITH THE RAPID TECHNOLOGICAL CHANGE OF THE INTERNET AND ON-LINE COMMERCE INDUSTRIES.

         The Internet and on-line commerce industries typically experience rapid technological change, changing market conditions and customer demands and the emergence of new industry standards and practices that could render our Web site and proprietary technology obsolete. Our future success will substantially depend on our ability to enhance our services, develop new services and proprietary technology and respond to technological advances in a timely and cost-effective manner. The development of Web site and other proprietary technology entails significant technical and business risk. We cannot assure you that we will succeed in developing and using new technologies or in adapting our proprietary technology and systems to meet emerging industry standards and customer requirements. If we are unable, for technical, legal, financial, or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, or if our new products and services do not achieve market acceptance, our business, prospects, results of operations and financial condition would suffer a material adverse effect.

WE WILL BE EXPOSED TO INTERNET COMMERCE SECURITY RISKS.

         A significant barrier to on-line commerce is the secure transmission of confidential information over public networks. We will rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other developments will not result in a compromise or breach of the algorithms we use to protect consumers' transaction data. If any such compromise of our security were to occur, it could have a material adverse effect on our business, prospects, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may have to expend significant capital and other resources to prevent such security breaches or alleviate problems caused by such breaches.

         Concerns over the security of transactions conducted on the Internet and the privacy of users may also hinder the growth of on-line services generally, especially as a means of conducting commercial transactions. To the extent that our activities or those of third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. We cannot assure you that our security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR BUSINESS PLAN DEPENDS PARTLY ON THE AVAILABILITY OF REIMBURSEMENT FOR THE PHARMACEUTICAL PRODUCTS WE OFFER AND WILL OFFER.

         Our ability to compete with traditional pharmacies and other on-line pharmacies depends in part on whether health care providers, including government authorities, private health insurers, health maintenance organizations and managed care organizations, will provide sufficient reimbursement for the products we offer. Third-party providers are increasingly challenging the prices of pharmaceutical products and demanding data to justify the inclusion of new or existing products in their formularies. Significant uncertainty exists regarding the reimbursement status of pharmaceutical products, and we cannot predict whether additional legislation or regulation affecting third-party coverage and reimbursement will be enacted in the future, or what effect such legislation or regulation would have on our future business. Reimbursement may not be available for the products we offer and reimbursement granted may not be maintained. Moreover, limits on reimbursement available from third-party providers may reduce the demand for, or adversely affect the price of, the products we will offer. Additionally, sales through our on-line pharmacy service may be limited by pharmacy benefit management groups that restrict participation in their networks, which could adversely affect our ability to compete against other pharmacy services that have been approved for participation. The unavailability or inadequacy of third-party reimbursement for the products we offer or our denial of admission into pharmacy benefit management networks, would have a material adverse effect on our ability to fully execute our business plan.

THE ON-LINE COMMERCE INDUSTRY IS RAPIDLY EVOLVING AND INTENSELY COMPETITIVE.

         The on-line commerce market is new, rapidly evolving and intensely competitive. Our current or potential competitors include the following:

         - On-line drugstores such as Planet(Rx), drugstore.com, Soma.com, and the soon to be launched, (Rx).com;

         - E-commerce solution providers that provide shopping cart based transaction products


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

               such as: Yahoo/Viaweb, icat, Pandesic;

         - Web developers that incorporate E-commerce products in their solutions such as Mercantec, Hiway, and Simplenet;

         - On-line shopping malls and auction houses such as The Internet Mall, Branch Mall, the Yahoo Shopping Guide, Ebay; and

         - Product search engines and comparison shopping sites such as Excite's Jango, Yahoo Junglee, and Webmarket.com.

         We believe that the principal competitive factors in our on-line market are:

         -     Brand recognition;

         -     Brand selection;

         -     Personalized services;

         -     Convenience;

         -     Price;

         -     Accessibility;

         -     Customer service;

         -     Quality of search tools;

         -     Quality site content; and

         -     Reliability and speed of fulfillment.

         Many of the our potential competitors have extensive Internet operating histories, large customer bases, greater brand recognition and significantly greater financial, marketing and other resources. Certain of our competitors may secure merchandise from vendors on better terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Web site and systems development. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. We cannot assure you that we will compete successfully against our future competitors.

         We expect that competition in on-line commerce market will intensify in the future. For example, as various market segments obtain large, loyal customer bases, participants in those segments may seek to leverage their market power to the detriment of participants in other market segments. Competitive pressures created by any one of our competitors, or by our competitors collectively, could have a material adverse effect on our business, prospects, financial condition and results of operations.

WE ARE SUBJECT TO RISK OF SYSTEM FAILURE.

         Our success depends substantially on our ability to deliver high quality, uninterrupted Internet hosting. This requires we protect our computer equipment and the information stored in our servers. Our systems will be vulnerable to damage by fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events. Any substantial interruption in our systems would have a material adverse effect on our business, prospects, financial condition and results of operations. Although we intend on carrying property and business interruption insurance, our coverage may not adequately compensate for the losses that may occur. In addition, our systems may be vulnerable to computer viruses, physical or electronic break-ins and other similar disruptive events. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays, loss of data or cessation in service to users of our services. The occurrence of any of these risks could have a material adverse effect on our business, prospects,


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

financial condition or results of operations.

FUTURE GOVERNMENT REGULATIONS MAY BE ADOPTED WITH RESPECT TO THE WORLD WIDE WEB AND ELECTRONIC COMMERCE.

         Currently few laws or regulations directly apply to access to or commerce on the Web. It is possible, however, that a number of laws and regulations may be adopted with respect to the Web, covering issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which in turn, could decrease the demand for our services and increase our cost of doing business or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations. Moreover, the applicability to the Internet or other on-line services of existing laws in various local and foreign jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet or other on-line services could have a material adverse effect on our business, prospects, financial condition and results of operations.

WE OPERATE IN A HIGHLY REGULATED INDUSTRY AND REGULATORY MATTERS COULD AFFECT OUR ABILITY TO CONDUCT OUR BUSINESS.

         Certain of our current and planned activities are subject to extensive regulation by one or more federal agencies including without limitation, the Food and Drug Administration, the Drug Enforcement Administration, the Environmental Protection Agency, and the Consumer Product Safety Commission. These activities are also regulated by various agencies of the states and localities in which our products are sold or manufactured.

         In particular, we must obtain specific clearance from the FDA before we can market new products or certain modified products in the United States. The FDA administers the Federal Food, Drug, and Cosmetic Act. Diagnostic test kits, as well as dental products manufactured by our Lancer subsidiary, are required to comply with certain manufacturing standards of the FDA. Normally, if a diagnostic test kit or other medical device is of a type that has already been cleared for marketing by other companies, FDA clearance will take 90 days. If the device is not of a type previously marketed by other companies FDA clearance could take as much as two years. Although the Company does not anticipate any unusual difficulties in complying with government regulations applicable to its business, it cannot predict whether future changes in government regulation might increase its cost of conducting business or increase the time required for development and introduction of new products.

         FDA regulations also require companies like ours to adhere to Good Manufacturing Practices ("GMP"), which include production design controls, testing, quality control, storage and documentation procedures. Compliance with device GMP regulations is difficult, costly and uncertain. The FDA may at any time inspect our facilities to determine whether adequate compliance has been achieved. There can be no assurance that adequate compliance will be achieved or that the FDA will not withdraw marketing clearance, require product recall or permit marketing if there is inadequate compliance. In addition, if we make any change or modification to a device or to its intended use, we may be required to reassess compliance with device GMP regulations, which may cause interruptions or delays in the marketing and sale of our products. Any such interruptions or delays could have a material adverse effect on our business, financial condition


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

and results of operations.

         Sales of medical device products outside the United States are subject to foreign regulatory requirements that vary from country to country. The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA approval, and requirements for licensing may differ from FDA requirements.

         Our business model includes the operation of a pharmacy, through which we will dispense pharmaceutical products and distribute these products throughout the country, including compounded pharmaceutical products and other health care products. Such pharmacy services are subject to state and federal regulation, including regulation by state pharmacy boards and will require that we obtain licenses from state pharmacy boards and federal agencies. The state pharmacy boards will have the authority to inspect our pharmacy. Our failure to comply with state board requirements could result in criminal and civil sanctions, including fines, suspension of our licenses, and revocation of our licenses. In addition, the DEA regulates controlled substances that are stored or dispensed by pharmacies. The failure to comply with DEA regulations can result in significant penalties, including criminal and civil penalties. We can give no assurance that our applications for the required pharmacy licenses will be approved in a timely manner or that they will be approved at all. If they are not approved in a timely manner or if they are denied, we may not be able to achieve certain material aspects of our business model.

         We hold two radioactive materials licenses from the State of California, a permit from the U.S. Drug Enforcement Administration and a permit from the U.S.D.A. We also hold a Device Manufacturing License from the State of California, Department of Health Services, and are registered with the Department of Health and Human Services, Public Health Service of the FDA as a Device Establishment. All of our licenses and permits are renewed periodically. Although we have never failed to obtain renewals, our business operations would be materially and adversely affected if we were unable to do so.

         Failure to comply with applicable federal, state or foreign laws or regulations could subject our company to enforcement actions, including, but not limited to, product seizures, recalls, withdrawal of clearances or approvals and civil and criminal penalties against the Company or its responsible officials, any one or more of which could have a material adverse effect on our business, results of operations and financial condition. Federal, state and foreign laws and regulations regarding the manufacture and sale of medical devices and distribution of pharmaceuticals are subject to future changes, as are administrative interpretations of regulatory agencies. We can give no assurance that such changes will not have a material adverse effect on our Company's business, financial condition and results of operations.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS OR PRODUCT RECALLS AND PHARMACY OR PRESCRIPTION PROCESSING ERRORS COULD PRODUCE LIABILITY AND SIGNIFICANT ADVERSE PUBLICITY.

         Although we believe that we currently carry and intend to maintain appropriate product liability insurance, we cannot guarantee that such insurance will be sufficient to cover all possible liabilities. The manufacture and sale of our products expose us to product liability claims and product recalls, including those which may arise from misuse, malfunction or design flaws. We cannot give assurances that our existing insurance coverage will cover the costs of any product liability claims made against us or that we will be able to obtain product liability insurance in the future at satisfactory rates or in adequate amounts. Product liability claims or product recalls, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on our business, financial condition and results of operations.

         Pharmacies occasionally make mistakes relating to prescriptions, dosage and other aspects of the medication dispensing process. For example, a study of community pharmacies appearing in the December 1995 issue of American Pharmacy found that 24% of prescriptions contained dispensing errors and 4% of prescriptions contained errors that were clinically significant. We expect that sales of pharmaceutical products will account for a significant percentage of our revenues. Because we will distribute these products directly to the consumer, we will be the most visible participant in the medication distribution chain. Further, pharmacists are required by law to offer counseling, without additional charge, to customers about medication, dosage, delivery systems, common side effects and other information deemed significant by the pharmacists. Our pharmacists may have a duty to warn customers regarding any potential adverse effects of a prescription drug if the warning could reduce or negate such effects. This counseling will be in part accomplished through e-mail and inserts included with the prescription, which may increase the risk of miscommunication because the customer is not personally present or may not have provided all relevant information. We will also post product information on our Web site. This creates the potential for claims to be made against us for negligence, personal injury, wrongful death, product liability, malpractice, invasion of privacy or other legal theories based on our product or service offerings. Although we carry general liability, product liability and professional liability insurance, our insurance may not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed. In addition, there could be severe negative publicity if we are sued on these or other grounds, which could hurt TheBigRx.com brand and prevent us from attracting and retaining customers. We cannot be certain that we will be able to maintain general liability, products liability and professional liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

         In addition, because we and other online pharmacies offer a novel shopping experience, pharmacy errors either by us or our competitors may produce significant adverse publicity either for us or the entire online pharmacy industry. Because of the significant amount of recent press coverage on Internet retailing, we believe that we will be subject to a higher level of media scrutiny than other pharmacy product channels. The amount of negative publicity that we or the online pharmacy industry receive as a result of pharmacy or prescription processing errors could be disproportionate in relation to the negative publicity received by other pharmacies making similar mistakes. We have no control over the pharmacy practices of our competitors, and we cannot ensure that our pharmacists or our prescription processing department will be able to operate without error. We believe customer acceptance of our online shopping experience is based in large part on consumer trust, and negative publicity could erode such trust, or prevent it from growing. This could result in an immediate reduction in the amount of orders we receive and adversely affect our revenue growth.

OUR TRADITIONAL MARKET PLACE IS HIGHLY COMPETITIVE.

         We compete with numerous other companies, and we expect competition to increase due to the increased acceptance of diagnostic test kits and technological advancements. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share. Any of these results could adversely affect our current business. Currently more than 100 companies, most of which are located in the United States, produce Immunodiagnostic products. We typically compete principally on the basis of uniqueness and quality of product, performance, price, service and marketing. Some of our competitors have much greater financial, technical, research and other resources than we have. These competitors may also:

         - have larger, more established sales and marketing, distribution and service organizations;

         -     offer broader product lines;

         -     have greater name recognition;

         -     offer discounts as a competitive tactic; and

         - have invested in competing technologies that may be more effective than our technologies.

         In addition, our competitors may develop and market technologies or products that are more effective or commercially attractive than our products. As a result, we may experience increased competition, reduced sales and slower growth in the future. These new technologies and products could render our products obsolete. We cannot be certain that we will have the technical expertise, or the financial, marketing or distribution resources to compete effectively in the future.

OUR CURRENT BUSINESS DEPENDS PARTLY ON THIRD PARTY DISTRIBUTORS.

         Approximately twenty percent (20%) of our existing customer base are third party distributors. If we lose one or more of these distributors and cannot arrange suitable alternatives, our business could be adversely affected. We may not be able to enter into new distribution or marketing agreements on satisfactory terms, or at all. We cannot be certain that our distributors will devote sufficient resources to effectively market and sell the products manufactured by us, that they will devote sufficient resources in the future to market and sell any new products manufactured by us, or that they will market these products at prices that can achieve market acceptance. In addition, our distributors may give higher priority to the products of similar suppliers or their own products, thus reducing their efforts to sell products manufactured by us. If any of our distributors become unwilling or unable to promote, market and sell products manufactured by us, our business could be adversely affected.

OUR CURRENT BUSINESS DEPENDS IN PART ON THE DEVELOPMENT, INTRODUCTION AND MARKET ACCEPTANCE OF NEW PRODUCTS.

         We are in various stages of development of new products. We believe our revenue growth and future operating results will depend, in part, on our ability to complete development of these products and successfully introduce them. In order to successfully introduce and sell these products, we must, among other things:

         - undertake time-consuming and costly development, manufacturing and other activities;

         - establish and maintain reliable, cost-efficient manufacturing capacity for these products;

         - obtain necessary regulatory clearance or approvals in a timely manner; and

         - ensure that our products comply with government and regulatory testing guidelines;

Each stage of this process involves inherent difficulties. We may not be able to successfully develop, introduce, cost-effectively manufacture or achieve market acceptance for new products or enhancements to existing products.

OUR RESEARCH AND DEVELOPMENT PROJECTS INVOLVE THE USE OF HAZARDOUS MATERIALS AND CHEMICALS AND COULD RESULT IN SUBSTANTIAL ENVIRONMENTAL LIABILITY.

         Our research and development involves the controlled use of hazardous materials and chemicals. As a result we may incur substantial costs to comply with environmental regulations. Moreover, although we believe that safety procedures for handling and disposing of such materials comply with the standards prescribed by state and Federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our total resources.

WE ARE DEPENDENT ON AND MUST PROTECT OUR PATENTS, TRADEMARKS, LICENSES AND PROPRIETARY RIGHTS.

         Our Lancer subsidiary holds four patents and licenses to patents held by third parties, and our Allergy Immuno Technologies subsidiary holds an additional four patents. Our success depends, at least in part, on maintaining these patents and obtaining future patent protection for new products, defending patents once obtained, preserving our trade secrets and operating without infringing upon patents and proprietary rights held by third parties, both in the United States and in foreign countries. There can be no assurance that we or our subsidiaries will develop or obtain additional rights to products or processes that are patentable, that patents will issue from any future patent applications filed by us or our subsidiaries, or that claims allowed will be sufficient to protect our technology or technology licensed to us or our subsidiaries. In addition, no assurances can be given that any patents issued to or licensed by us or our subsidiaries will not be challenged, invalidated, infringed or circumvented or that the rights granted thereunder will provide competitive advantages for our business or products or that of our subsidiaries. We may be subject to further risks as we expand our operations in countries where intellectual property laws are not well developed or are difficult to enforce. Legal protections of our proprietary rights may be ineffective in those countries. In such event, our business, results of operations and financial condition may be materially adversely effected.

         There has been substantial litigation regarding patent and other intellectual property rights in the medical devices industry. We have not in the past been involved in patent litigation, however, future litigation may be necessary to protect patents, trade secrets, copyrights or "know-how" owned by or licensed to us or our subsidiaries or to defend against claimed infringement of the rights of others and to determine the scope and validity of the our proprietary rights and those of others. The validity and breadth of claims covered in medical technology patents may involve complex legal and factual questions for which important legal principles are unresolved. Any intellectual property litigation could result in substantial cost to and diversion of our efforts generally and our efforts to expand into electronic commerce in particular. Adverse determinations in any litigation could subject us to significant liabilities to third parties, could require us to seek licenses from third parties with unfavorable terms, if at all, and could prevent us from manufacturing, selling or using certain of our products, any of which could have a material adverse effect on our business, financial condition and results of operations.

         We also rely and will rely on trade secrets and proprietary technology that we protect and will protect, in part, through confidentiality agreements with employees, consultants and other parties. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or services or obtain and use information that we regard as proprietary. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets.

         We also rely upon trademarks and trade names for the development and protection of brand loyalty and associated goodwill in connection with our products. We will also apply to register certain additional trademarks in, or claim certain trademark rights in, the United States and/or foreign jurisdictions. The Company cannot assure you that it will secure significant protection for these trademarks. There can be no assurance that any registered or unregistered trademarks or trade names owned by or licensed by us will not be challenged, canceled, infringed, circumvented, or be declared generic or infringing of other third-party marks or provide any competitive advantage to us.

WE FACE RISKS ASSOCIATED WITH DOMAIN NAMES.

         We currently hold the Internet domain name "TheBigRx.com," as well as various other related names. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the U.S. and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not acquire or maintain "TheBigRx.com" domain name in all of the countries in which we intend to conduct business.

         The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

WE MAY REQUIRE ADDITIONAL CAPITAL AND THE AVAILABILITY OF ADDITIONAL CAPITAL IS UNCERTAIN.

         We believe that the anticipated net proceeds from this offering together with interest thereon and our Company's existing capital resources will be sufficient to fund our operations at least through the year 2000. However, the Company's future liquidity and capital requirements will depend upon numerous factors, including the resources we devote to:

         - develop our Internet infrastructure and promote our on-line drugstore;

         - further develop our marketing and sales organization, domestically and internationally;

         - the receipt of and the time required to obtain regulatory clearances and approvals;

         -     our research and development programs; and

         - the expansion of our business, including through the possible acquisition of businesses, technologies or other intellectual property rights.

There can be no assurance that we will not require additional financing or will not in the future seek to raise additional funds through bank facilities, debt or equity offerings or other sources of capital. Additional funding may not be available when needed or on terms acceptable to us, which would have a material adverse effect on our business, financial condition and results of operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

WE RELY ON OUR KEY MANAGEMENT PERSONNEL AND ON OUR ABILITY TO ATTRACT HIGHLY QUALIFIED PERSONNEL IN THE FUTURE.

         Our performance depends substantially on the continued services and performance of our senior management and other key personnel. Our performance also depends on our ability to retain and motivate our other qualified officers and key employees. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial and marketing personnel, particularly computer software engineers. Competition for such personnel is intense, and we cannot assure you that we will succeed in attracting and retaining such personnel. Our failure to attract and retain the necessary technical, managerial and marketing personnel could have a material adverse effect on our business, prospects, financial condition and results of operations. See "Business" and "Management."

THERE ARE RISKS ASSOCIATED WITH OUR INTERNATIONAL SALES AND OPERATIONS.

         With the exception of our Lancer subsidiary, which has its manufacturing and shipping facilities located in Mexicali, Mexico, all of our fixed assets are located in the United States. However, over forty percent (45%) of our current sales revenue is derived from foreign markets. Our international sales activities and operations are subject to a wide variety of general and specific business risks, including, by way of illustration and not by way of limitation:

         -     fluctuations in currency exchange rates;

         -     unexpected changes in legal requirements;

         -     political and economic instability;

         - restrictions on repatriation of funds or profits from foreign markets;

         - longer payment cycles or problems in collecting accounts receivable;

         -     difficulties in protecting the Company's intellectual property;

         -     potentially adverse tax consequences; and

         -     regulation by foreign regulatory authorities.

         If the revenues resulting from international sales activities were inadequate to offset the expense of establishing and maintaining foreign transactions, such inadequacy could have a material adverse effect on our business, prospects, financial condition and results of operations. In addition to those risks mentioned above, there are additional risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, export and import restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, and political instability, any of which could adversely impact the success of our international sales activities and operations. These and other factors associated with our international sales and operations may have a material adverse effect on our financial condition and may substantially reduce our income and result in operating losses.

WE ARE EXPOSED TO RISKS ASSOCIATED WITH FOREIGN EXCHANGE RATE FLUCTUATIONS AND THE PHASE IN OF THE EURO.

         We are exposed to currency transaction risk to the extent that our sales activities and operations involve transactions in differing currencies. Fluctuations in currency exchange rates will impact our results of operations to the extent that there is a timing difference between the receipt of payment from customers and our payment of vendors. Given the volatility of currency exchange rates, there can be no assurance that we will be able effectively to manage our currency transaction risks or that any volatility in currency exchange rates will not have a material adverse effect on our business, financial condition or results of operations.

         Eleven participating member countries of the European Union (the "participating countries") adopted the Euro as their common legal currency on January 1, 1999, the existing sovereign currencies (the "legacy currencies") of the participating countries are expected to remain legal tender as denominations of the Euro between January 1, 1999 and January 1, 2002 (the "transition period"). The participating countries' pursuit of a single monetary policy through the European Central Bank may affect the economies of significant markets that we sale into, which may in turn have a material adverse effect on our results of operations and financial condition (e.g., by causing delays in order processing). Moreover, increased price transparency or disruption of activity resulting from the conversion to or from the Euro in thereupon markets in which we operate could hurt our business in those markets, resulting in lost revenues.

WE DO NOT PAY DIVIDENDS.

         We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

INVESTORS IN THE COMMON STOCK WE ARE OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL ECONOMIC DILUTION.

         The purchasers of the shares of common stock we are offering will experience immediate and substantial dilution in the net tangible book value of their shares of common stock in the amount of $ 3.87 per share (after giving effect to estimated underwriting discounts and commissions and offering expenses). See "Dilution." In the event we offer additional common stock in the future, including shares that may be issued upon exercise of stock options, the purchasers of common stock in this offering may experience further dilution in the net tangible book value per share of the common stock they are acquiring.

A SIGNIFICANT NUMBER OF OUR SHARES ARE AVAILABLE FOR SALE AND THEIR SALE COULD DEPRESS OUR STOCK PRICE.

         Sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market after this offering, could adversely affect the market price of our common stock. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We cannot predict what impact, if any, that future sales of shares or the availability of shares for sale will have on the market price of our common stock.

         The trading prices of Internet-related companies have been especially volatile and many are at or near historical highs. Investors may be unable to resell their shares of our common stock at or above the offering price. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could seriously harm our business and operating results.

OUR BOARD OF DIRECTORS HAVE BROAD DISCRETION IN THE USE OF PROCEEDS.

         We expect to use the net proceeds primarily to fund our marketing and advertising activities and for capital equipment and software development our electronic commerce business. Consequently, our Board and management will have broad discretion in allocating the net proceeds of this offering, which creates uncertainty for shareholders and could adversely affect our financial condition and future results of operations. See "Use of Proceeds."

WE ARE LISTED ON THE NASDAQ SMALL CAP MARKET AND ARE SUBJECT TO DELISTING UNDER CERTAIN CIRCUMSTANCES.

         We must maintain a minimum bid price and certain capitalization levels as required by the NASD Marketplace Rule 4310(c). There can be no assurance that we will continue to comply with these requirements, which could impair our ability to remain listed on the NASDAQ Small Cap Market. If we were delisted, the bid price of our common stock could be adversely effected and it would become more difficult to trade our common stock.

ANTI-TAKEOVER PROVISIONS MAY AFFECT THE PRICE OF OUR COMMON STOCK.

         Certain provisions of Delaware law could make it difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders.

         Delaware corporate law contains provisions that can affect the ability to take over a company. With certain exceptions, we cannot engage in any "business combination" with a person or group of persons who own 15% or more of our common stock. This restriction is in effect for three years after the time that the person or persons acquired 15% of our common stock. However, if we follow certain procedures in connection with approving a proposed business combination, the restriction does not apply. Our Board of Directors has the power to determine if we will follow these procedures.

         These provisions of Delaware law may have the effect of:

         -     delaying, deterring or preventing a change in control;

         - discouraging bids for our common stock at a premium over the market price;

         -     adversely affecting the market price of our common stock; and

         -     adversely affect voting and other rights of our stockholders.

WE FACE POTENTIAL ADVERSE EFFECTS OF THE YEAR 2000 PROBLEM.

         The Year 2000 problem is the result of computer programs being written to recognize two digits rather than four to define the applicable year causing computer programs to interpret a date using "00" as the year 1900 rather than the year 2000, which could result in computer failures or miscalculations. The effects of this issue will vary from system to system and may adversely affect an entity's operations as well as its ability to prepare financial statements. We have undertaken certain corrective actions in an effort to ensure that our hardware and software systems used to manage our business are year 2000 compliant and will continue to function properly in the year 2000. However, there can be no assurance that Year 2000 problems will not be encountered or that the costs incurred to resolve such problems will not be material. Additionally, there can be no assurance that the Year 2000 problem will not affect our company by causing disruptions in the business operations of persons with whom we do business, such as customers or suppliers. Year 2000 problems could have a material adverse effect on our Company.

THIS MEMORANDUM CONTAINS FORWARD-LOOKING STATEMENTS.

         This memorandum contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us, our future plans and our industry. When used in this memorandum, the words "expects," "anticipates," "estimates," "intends" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this memorandum and supporting documents concerning, among other things:

         - our ability to maintain and develop certain strategic relationships;

         - our ability to develop, introduce and market our web site and to compete effectively with our on-line competitors;

         -     our ability to provide sufficient customer support;

         - our ability to implement our business plan in a timely cost effective manner;

         - our ability to obtain required government issued licenses in a timely manner;

         - the timing and availability of products currently under development and market acceptance such new products;

         -     the adequacy of our capital resources;

         - our future capital expenditures and adequacy of our capital resources;

         -     and the use of the net proceeds from this offering.

         These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this memorandum should be read as being applicable to all related forward-looking statements wherever they appear in this memorandum. We assume no obligation to update such forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in such forward-looking statements, even if new information becomes available in the future.

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of Shares offered hereby (after deducting estimated offering expenses of $100,000) is estimated to be $1,900,000. The following represents the Company's best estimate as to how the proceeds of the offering will be expended. The Company reserves the right to redirect any portion of the funds either amongst the items referred to below or to such other projects of the Company as management considers being in the best interest of the Company. The Company anticipates that the net proceeds of the offering will be utilized over a period of 12 months approximately as follows:


                                      AMOUNT
DESCRIPTION OF USE                 (IN THOUSANDS)       PERCENTAGE
------------------                 --------------       ----------
Marketing                           $1,000,000              35%
Infrastructure Development             300,000              15%
Working Capital                        400,000              20%
Start-up Expenses                      200,000              10%
                                    ----------            ----

         Net Proceeds               $1,900,000              95%
                                    ----------            ----

Offering expenses (legal,
   accounting, printing, etc.)      $  100,000               5%
                                    ----------            ----

         Gross Proceeds             $2,000,000             100%
                                    ==========            ====



         Pending application of the net proceeds, we intend to invest the net proceeds of this offering in short-term, investment-grade interest-bearing investments or accounts.

                           PRICE RANGE OF COMMON STOCK

         Our common stock is currently traded on the Nasdaq SmallCap Market under the symbol "BMRA." The following table sets forth, for the periods indicated, the range of the high and low closing bid prices of our common stock on the Nasdaq SmallCap Market as reported by Nasdaq Trading and Market Services. These quotations reflect inter-dealer prices, without mark-up, mark-down or commission, and may not represent actual transactions.

PERIOD ENDED                     HIGH         LOW
-----------------              -------      -------
August 31, 1996 .........      $ 9.875      $2.1875
November 30, 1996........        6.750       3.2500
February 28, 1997........        4.375       2.8750
May 31, 1997 ............        3.625       2.1250

August 31, 1997 .........      $ 3.104      $2.6070
November 30, 1997........        2.643       2.1640
February 28, 1998........        3.125       2.1880
May 31, 1998 ............        2.875       1.2500


August 31, 1998 .........      $1.7100      $1.1200
November 30, 1998........       2.1200       0.8700
February 28, 1999........       1.6800       0.9300
May 31, 1999 ............       3.8400       0.9600

         On May 28, 1999, the closing bid price was $2.500 for our common stock. As of May 28, 1999, there were approximately 1,760 stockholders of record excluding stock held in street name.

                                 DIVIDEND POLICY

         We have not paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We believe that all our earnings, if any, should be retained for the development of our business.

                                 CAPITALIZATION

         The following table sets forth our short-term debt and capitalization as of February 28, 1999, and as adjusted as of that date to give effect to our sale of 400,000 shares of our common stock at an assumed offering price of $5.00 per share and our application of the estimated net proceeds after deducting underwriting fees, estimated underwriting expense allowance and estimated offering expenses payable by us. The information in the table should be read in conjunction with the more detailed consolidated financial statements and notes included elsewhere in this memorandum.

                                                                          FEBRUARY 28, 1999
                                                                   --------------------------------
                                                                      ACTUAL             ADJUSTED
                                                                   ------------       -------------
SHORT-TERM DEBT:
  Short term borrowing ......................................      $    200,000       $    200,000

LONG-TERM DEBT:
  Long-term debt, less current portion ......................      $          0       $          0
  Minority Interest .........................................      $  2,391,052       $  2,391,052

STOCKHOLDERS' EQUITY:
  Shareholder Loan ..........................................      $    (15,000)      $    (15,000)
  Common stock, $.08 par value, 20,000,000
    shares authorized, 4,000,845 shares issued
    and outstanding; 4,400,845(1)(2) shares issued
    and outstanding, as adjusted ............................      $    320,067       $    352,067

  Additional paid-in capital ................................      $ 12,537,594       $ 14,505,594
  Other Comprehensive Income.................................      $     10,985       $     10,985
  Accumulated deficit .......................................      $ (9,325,371)      $ (9,325,371)
                                                                   ------------       ------------

         Total stockholders' equity .........................      $  3,528,275       $  5,528,275
                                                                   ------------       ------------

         Total capitalization ...............................      $  6,119,327       $  8,119,327
                                                                   ============       ============

------------------

(1) Assumes the sale of all of the shares of Common Stock offered hereby.

(2) Does not reflect the issuance of additional shares since February 28, 1999.

                                    DILUTION

         Purchasers of the Shares in this offering will experience an immediate and substantial dilution in the net tangible book value of the Shares. The net tangible book value of our common stock as of February 28, 1999, was $3,065,268 or $.76 per share. Actual net tangible book value per share represents the amount of total actual tangible assets less total actual liabilities, divided by the shares of common stock outstanding as of February 28, 1999. After giving effect to the sale of 400,000 shares of common stock offered by us in this offering and the receipt and the application of the estimated net proceeds therefrom (at an assumed offering price of $5.00 per share, after deducting estimated offering expenses), our adjusted net tangible book value as of February 28, 1999 would have been approximately $4,956,268 or $1.13 per share. This represents an immediate increase in as adjusted net tangible book value of $.37 per share to our current stockholders and an immediate and substantial dilution of $3.87 per share to new stockholders purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed public offering price ..........................      $   5.00
Actual net tangible book value per share as of
   February 28, 1999 ...................................      $    .76
Increase attributable to new stockholder ...............      $    .37
As adjusted net tangible book value per share after this
  offering .............................................      $   1.13
Dilution per share to new stockholders .................      $   3.87

         The following table sets forth, at February 28, 1998, the difference between the number of shares of common stock purchased, the total consideration paid and the average price per share paid by the existing stockholders and the new investors purchasing Shares in this offering.

                               SHARES PURCHASED          TOTAL CONSIDERATION       AVERAGE PRICE
                          ------------------------    --------------------------     PER SHARE
                             NUMBER        PERCENT      AMOUNT           PERCENT   -------------
Existing shareholders      4,000,845        91.1%     $12,857,661         86.5%         $3.21
New investors                400,000         8.9%     $ 2,000,000         13.5%         $5.00
                          ----------       -----      -----------        -----
Total                      4,400,845       100.0%     $14,857,661        100.0%
                          ==========       =====      ===========        -----

         The foregoing tables and calculations assume no exercise of any outstanding options or warrants. At May 28, 1999, a total of 454,050 shares of common stock were subject to outstanding options under our 1991 Stock Option and Restricted Stock Plan and our 1995 Stock Option and Restricted Stock Plan, at exercise prices ranging from $.80 to $3.00. Such options will expire at various times during the period from April 2000 to March 2004. To the extent options are exercised, there will be further dilution to new investors.

                             DESCRIPTION OF BUSINESS

GENERAL

         Biomerica was incorporated in Delaware in September 1971 under the name "Nuclear Medical Systems, Inc." It changed its corporate name in February 1983 to NMS Pharmaceuticals, Inc. and in November 1987 to Biomerica, Inc. ("Biomerica" or the "Company"). Historically the Company has operated as a global biomedical company primarily engaged in the development, manufacture and marketing of medical diagnostic test products. Beginning 1984, Biomerica followed a corporate strategy of developing new business opportunities through selected investments in companies in which synergistic benefits could be realized through sharing of technology, corporate administration and/or capital resources. Pursuant to this strategy, the Company acquired interest in companies involved in the application of advanced technologies in the biomedical, pharmaceutical, dental and/or other applied sciences. The Company now believes that its experience in the biomedical and pharmaceutical fields, combined with the growth of the Internet as a venue for commerce, provides the Company with an opportunity to become a leading online retail drugstore and information site for pharmacy, health, wellness, beauty and personal care products.

THEBIGRX.COM

         The Company has recently entered into the e-commerce market through www.testathome.com and has been developing an online pharmacy. The Company recently acquired the on-line domain name of "TheBigRx.com," and entered into a strategic alliance with the "Big" group of online companies. This strategic alliance will allow the Company to leverage the traffic and capabilities of TheBigHub.com meta-search engine. This strategic alliance is the first step in the Company's plan to become the online destination commerce site for drugstore products and will enable the Company to compete with drugstore.com, PlanetRx and Soma.com. TheBigHub.com (www.thebighub.com) is a network of branded, affiliate sites designed to leverage the traffic and capabilities of the powerful iSleuth (www.isleuth.com) meta-search engine. Allowing users to simultaneously search multiple search engines, web directories, and news databases on one site, iSleuth was recently named among the web's top ten search engines by the New York Times and the Miami Herald. By uniting a diverse portfolio of "Big" companies within a web-based network, TheBigHub.com seeks to create a powerful consumer destination with an emphasis on commerce, content, and community. Current network affiliates include TheBigPets.com, TheBigTravel.com, TheBigCompare.com, TheBigToys.com, TheBigRx.com, TheBigBallot.com, TheBigBiz.com, and TheBigAuction.com.

         The Company will leverage off of its significant experience in the biomedical and pharmaceutical fields to develop TheBigRx.com as a leading on-line drugstore. Our on-line store will provide a convenient, private and informative shopping experience that encourages consumers to purchase pharmacy, health, wellness, beauty and personal care products. Our Web site is accessible 24 hours a day, 7 days a week from anywhere that a consumer has Internet access. We will offer a larger selection of products than typical store-based retailers, along with a wealth of health-related information, buying guides and other tools designed to help consumers make more educated purchasing decisions.

         INDUSTRY BACKGROUND.

         The Internet has become an important medium for communicating and finding information, and possesses unique and powerful characteristics that facilitate its use as a purchasing medium for products and services and differentiate it from traditional distribution channels. International Data Corporation estimates that there were approximately 51 million Web users in the United States at the end of 1998 and anticipates this number will grow to approximately 135 million users by the end of 2002. It further estimates that worldwide business-to-consumer sales over the Internet will increase from approximately $11 billion in 1998 to approximately $93 billion by 2002. The Internet provides consumers with a more information-intensive shopping experience than a traditional retail store. Accessing the Internet from a computer in the home or office allows a consumer to easily scroll through and search information, related articles, pages of product data and various related topics. Consumers are thus afforded the opportunity to make a more informative and convenient purchase of goods and services.

         Healthcare is one of the largest segments of the U.S. economy, representing an annual expenditure of roughly $1 trillion, and health and medical information is one of the fastest growing areas of interest on the Internet. According to a recent research report, 31.6% of Internet users surveyed had in the previous six months shopped for healthcare products online. It is estimated that the number of adults in the United States searching online for health and medical information will grow from approximately 17.1 million during the 12 month period ended July 1998 to approximately 30.0 million during the twelve month period ending July 2000.

         THE DRUGSTORE MARKET

         The drugstore market can be divided into five primary segments: pharmacy, health, wellness, beauty and personal care products. Many products in this market are personal (being used on a person's skin or in a person's body) and essential, and often are purchased repeatedly. In this market, vendors frequently introduce new products, and consumers seek comprehensive product information. Consumers currently shop for these products primarily in chain drugstores (such as Walgreen's, CVS, RiteAid and Eckerd), mass market retailers (such as Wal-mart, Kmart and Target), supermarkets, warehouse clubs and independent drugstores. However, category-specific retailers and catalogs also serve each of these segments. Overall, distribution of products in this market is fragmented. Following is a brief description about each of the five segments:

         (1) Pharmacy. Based on estimates from Information Resources, Inc. and Frost & Sullivan, the most important pharmacy segment in the U.S. grew from approximately $89.2 billion in 1996 to approximately $101.2 billion in 1998. This segment consists of prescription medication for chronic illnesses, such as high blood pressure, diabetes, osteoporosis and depression, which represents approximately 73% of the U.S. prescription drug market according to Advanstar Communications. AC Nielsen and IMS Health estimate that out of the $101.7 billion of prescription sales, over 75%, or $76.4 billion are distributed through retail channels. The number of prescriptions written for chronic illnesses is expected to continue to grow due to an aging population and the increasing utilization of pharmaceuticals in medical management. The principal source of pharmaceuticals for chronic illnesses has been retail pharmacies. However, over the past ten years, mail order pharmacies have become an increasingly important source of pharmaceuticals for chronic illnesses. Forrester Research estimates that as of February 1999, 13% of HMO prescriptions will be filled by a mail-order pharmacy by the end of 1999. The Company believes it is in a particularly good position to tap into this market, since it can leverage off of its existing medical diagnostic business.

         (2) Health. The health segment includes over-the-counter remedies (such as cough, cold, allergy and pain relief medications), first aid, medical devices for home healthcare, contraceptives and other products related to the body's health needs. Based on estimates from Information Resources, Inc. and Frost & Sullivan, sales of health products in the U.S. appear to have grown from approximately $15.0 billion in 1996 to approximately $16.3 billion in 1998. Biomerica believes that this market segment will continue to grow as baby boomers age and as a greater portion of prescription drugs become available as over-the-counter medications. Consumers in the health segment often seek significant amounts of product information to determine which products will meet their health needs. Consumers generally buy health products from chain drugstores, mass market retailers, supermarkets, and warehouse clubs as well as from locally-owned, independent drugstores and convenience stores. Representative brands in the health market segment include Advil, Tylenol, Pepcid, Bausch & Lomb and Metamucil.

         (3) Wellness. The wellness segment includes vitamins, nutritional supplements, herbs, homeopathy, and other natural products. Based on estimates from Information Resources, Inc. and Frost & Sullivan, sales of wellness products in the U.S. grew from approximately $9.4 billion in 1996 to approximately $11.0 billion in 1998. This growth is generally attributable to increased consumer interest in nutritional and wellness products to improve physical and mental well-being. Again, supplemental product information is important to consumers of these items, because they are interested in the intended physiological effects of these products. Consumers can obtain these products at chain drugstores, mass market retailers, supermarkets, warehouse clubs, and specialty stores as well as through catalogs or online vitamin and nutrition stores. Representative brands in our wellness market segment include Centrum, One-A-Day, Nature Made, Twinlab, Natrol and Nature's Way.

         (4) Beauty. The beauty segment includes cosmetics, fragrances and a variety of skin care products. Based on estimates from Information Resources, Inc. and Frost & Sullivan, sales of beauty products in the U.S. that the Company intends to offer grew from approximately $10.7 billion in 1996 to approximately $12.8 billion in 1998. Some of the factors driving consumer demand for beauty products include regular and seasonal new product introductions, as well as changing fashion trends. Consumers often seek advice regarding these trends or the functionality of new products. The beauty segment can be broadly classified into two categories: mass market and prestige products. Consumers for mass market beauty products typically purchase such products in mass market retailers, drugstores and supermarkets. Consumers for prestige products generally shop in department stores (such as Nordstrom, Macys, Bloomingdale and Dillard's), beauty specialty stores (such as Aveda or Sally's), or spas and salons (such as Elizabeth Grady or Elizabeth Arden). Representative brands in the beauty market segment we will compete in include Estee Lauder, Revlon, L'Oreal, Cover Girl, Neutrogena and Peter Thomas Roth.

         (5) Personal Care. The personal care market segment includes products related to hair, body and eye care, shaving, oral hygiene and feminine needs. Based on estimates from Information Resources, Inc. and Frost & Sullivan, sales of personal care products in the U.S. that we intend to offer grew from approximately $20.7 billion in 1996 to approximately $23.5 billion in 1998. New product introductions drive most of the growth in this market segment. The personal care segment is comprised of a number of different product groups that consumers typically shop for at mass market retailers, chain drugstores, supermarkets, warehouse clubs and specialty stores. Representative brands include Gillette, Colgate, Johnson & Johnson, Rogaine and Pampers.

         DRAWBACKS FOR CONSUMERS OF TRADITIONAL CHANNELS OF DISTRIBUTION.

         Traditional channels of retail distribution for pharmacy, health, wellness, beauty and personal care products have several drawbacks to consumers that the Company believes is overcome by

Internet commerce. These drawbacks include inconvenience, narrow selection do to lack of space, limited information and communication, and privacy concerns.

         (1) Inconvenience. Consumers often view shopping for many of these products as a chore. Shopping at a physical store can be highly inconvenient. It generally involves time-consuming activities such as making a trip to the store, finding a parking space, searching for the desired products, and waiting in line to fill a prescription or make a purchase. This process can be especially difficult for customers with disabilities or parents with young children. To increase convenience for consumers, traditional store-based retailers often need to open new stores, which involves significant investments in inventory, real estate, building improvements and the hiring and training of personnel.

         (2) Narrow Selection. Consumers value the opportunity to select items from a broad range of products that best fit their needs. However, consumers must often choose from a narrow product selection at traditional store-based retailers. Stores may not carry a full range of products, especially prestige, specialty or regional products, or carry a full assortment of sizes. Overcoming these difficulties can be prohibitively expensive for traditional retail stores, usually due to shelf space limitations, the cost of carrying inventory and the resulting need to allocate inventory dollars to popular products. Product selection in traditional store-based retailers cannot be tailored to individual needs because it is driven by aggregate demand.

         (3) Limited Information and Communication. Consumers buying pharmacy, health, wellness, beauty and personal care products often seek information and knowledgeable advice to assist them in making purchasing decisions. Many traditional store-based retailers do not provide consumers with access to useful product information or readily-available on-site experts who can provide helpful advice. Employees at traditional store-based retailers, especially supermarkets and mass market retailers, may have limited if any interaction with their customers and lack any knowledge about the products offered. Customers may also face difficulties following up with questions after a purchase. While traditional store-based retailers could take steps to increase the availability of customized information and on-site experts, such steps would involve substantial investments in printing and training. In addition, it is difficult for a traditional retail store to use information about a particular consumer to personalize that consumer's shopping experience.

         (4) Lack of Privacy. Because many pharmacy, health, wellness, beauty and personal care products are inherently personal, consumers often desire ways to preserve the anonymity of their purchases and the confidentiality of the information transferred in the buying process. Many consumers may feel uncomfortable purchasing certain drugstore products, such as birth control devices, feminine care products, and incontinence products, in a traditional retail store. Many consumers have encountered the unpleasant experience of placing such a product on a checkout stand's conveyor belt in front of store clerks and other waiting customers. Consumers may hesitate to ask store personnel questions about which product best meets a particular need, or how to use a product, especially if either the question or the answer is embarrassing or may be overheard by others. Overcoming this limitation is very difficult for traditional retail stores because the consumer must visit a physical store frequented by other customers and must interact in person with store employees.

         THE INTERNET SOLUTION.

         The Internet provides a medium that overcomes all of the drawbacks of traditional distribution channels. An on-line store can provide a convenient, private and informative shopping experience that encourages consumers to purchase health, beauty and personal hygiene products. Biomerica's on line drug store, The BigRx.com, will provide customers with a superior shopping experience, combining convenience, a wide selection of products, information and privacy.

         (1) Convenience. Our user-friendly Internet store may be reached from wherever the shopper has Internet access, such as the shopper's home or office. Moreover, it is open seven days a week, 24 hours a day. Direct delivery to the shopper's home or office avoids the need for the consumer to make a trip to a physical store

         (2) Selection. Because TheBigRx.com does not have inventory or shelf-space limitations, it can offer a significantly greater number of products than are available in a typical traditional chain drugstore. Not only will we offer traditional drugstore items (prescription drugs and medicine), we will offer a broad selection of health, beauty and wellness products.

         (3) Information and Communication. Useful information is a critical aspect of enabling consumers to make informed purchasing decisions and the Internet has become an increasingly important tool for researching health care topics. The BigRx.com will make available a broad array of information on our Web site that can enable consumers to make informed purchasing decisions. Consumers will be able to access information directly or directly from our advisors and experts by contacting them through e-mail. Furthermore, we will be able to communicate with customers on a regular basis through the convenience of e-mail.

         (4) Privacy. Consumers can shop in the privacy of their own homes or offices. When shopping at a physical store, many shoppers feel embarrassed or uncomfortable buying items that may reveal personally-sensitive aspects of their health or lifestyle to store personnel or other shoppers. Shoppers at The BigRx.com avoid these problems. Through our on-line information and communication services, consumers will be able to obtain answers to questions that they would otherwise be uncomfortable asking in public.

         E-COMMERCE BUSINESS STRATEGY.

         Biomerica intends to become one of the world's leading retailers of pharmacy, health, beauty, wellness, and personal care products. To achieve this objective, we intend to attract a growing base of customers and provide them with a superior shopping experience. Key elements of our strategy include:

         (1) Strengthen TheBigRx.com Brand. We intend to establish The BigRx.com as a leading consumer brand for buying pharmacy, health, beauty, wellness, and personal care products. Through our alliance with TheBigHub.com and the other Big group of on-line companies we will promote our site. We will also promote our site on other sites our customers are likely to visit. To further strengthen our brand, we intend to cultivate a reputation for excellent quality of service.

         (2) Continuously Improve The BigRx.com Web Store and Service. We will combine wide product selection and helpful information with the unique aspects of the Internet to deliver a convenient and personalized shopping experience. We will strive to develop long-term relationships with our customers to build loyalty and encourage repeat purchases. We will continuously improve and expand our product selection and improve our Web site as we learn more about our customers and their needs.

         (3) Take Advantage of Repeat Purchasing Patterns. We intend to maximize repeat purchases by our customers. To achieve this objective, TheBigRx.com will have personalized tools and features that are designed to allow consumers to satisfy their replenishment needs easily. We believe that our focus on prescriptions for chronic conditions and products that must be regularly replenished will allow us to benefit from repeat purchase patterns.

         (4) Maintain our Technology Focus and Expertise. We intend to use technology to enhance our product and service offerings and take advantage of the benefits of the Internet. Our Web site architecture will be scalable and designed to support secure and reliable online shopping in an intuitive easy-to-navigate format. We intend to seek ways to increase the efficiency of pharmacy transaction processing and order fulfillment activities. We also intend to develop features to further personalize the consumer's shopping experience and enhance the customer's ability to find products and useful information.

         (5) Ensure Quick and Efficient Distribution. We intend to continuously increase the automation and efficiency of our fulfillment and distribution activities. For example, we will seek ways to improve the efficiency of the prescription fulfillment process in areas such as receiving prescriptions from doctors and billing the customer or his or her insurance company. In addition, because we will outsource our distribution operations, we intend to work with our distributors and vendors to find more ways to ensure prompt deliveries to our customers.

         (6) Enhance and Form Key Relationships. We will develop strategic relationships with leading product manufacturers, content providers and insurance and pharmacy benefit management companies. We also believe relationships with leading insurance and pharmacy benefit management companies will enhance customer awareness of our site and enable an even greater number of our customers to obtain reimbursement for their prescriptions filled through TheBigRx.com. We also believe having strong relationships with product manufacturers will enable us to provide more and better product information to our customers.

         DISTRIBUTION AND ORDER FULFILLMENT.

         We have entered into a back-end processing agreement with TheBigStore.com to provide our back-end infrastructure, including customer order processing, debit/credit card validation, fraud detection, vendor communication and management, data encryption, order tracking, customer service, customer and product database management, and transaction reporting. Management of TheBigStore.com is very experienced in the back-end operation of retail, and in particular retail e-commerce distribution. The term of the back-end processing agreement is 5 years and expires in June of 2004.

         CUSTOMER SERVICE.

         We believe that a high level of customer service and support is critical to the success of TheBigRx.com. We will have customer service representatives available who will strive to answer all customer inquiries within 24 hours. Our customer service representatives will handle questions about orders and how to use TheBigRx.com Web site, assist customers in finding desired products and register customers' credit card information over the telephone. Our customer service representatives will also provide a valuable source of feedback regarding user satisfaction. In addition, our pharmacists will provide advice to our customers about medication, dosage, delivery systems, common side effects and other information about prescription drugs.

         COMPETITION.

         The online commerce market is new, rapidly evolving and intensely competitive. In particular, the pharmacy, health, beauty, wellness, and personal care categories are intensely competitive and are also highly fragmented, with no clear dominant leader in any market segment. Competitors can be divided into several groups: chain drugstores, such as Walgreen's, RiteAid, CVS and Eckerd; mass market retailers such as Wal-mart, Kmart and Target; supermarkets, such as Safeway, Albertson's and Kroger; warehouse clubs; online retailers of health, beauty, wellness, personal care and/or pharmaceutical products; mail order pharmacies; prescription benefits managers, such as Express Scripts and Merck-Medco; Internet-portals and online service providers that feature shopping services such as America Online, Yahoo!, Excite and Lycos; cosmetics departments at major department stores, such as Nordstrom, Macy's and Bloomingdale's; and hair salons. Each of these competitors operate within one or more of the pharmacy, health, beauty, wellness, and personal care segments. In less than a year three fairly well capitalized on-line drug stores have been launched, drugstore.com, Soma.com, and PlanetRx.com.

         Many of our current and potential traditional store-based and online competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these current and potential competitors can devote substantially more resources to their Web site and systems development than we can. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with online competitors or drugstore retailers as the use of the Internet and other online services increases.

         Some of our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet. Traditional store-based retailers can also sell products to address immediate, acute care needs, which we and other online sites cannot do. Some of our competitors such as Walgreen's and Wal-mart have significantly greater experience in selling drugstore products.

THE COMPANY'S DIAGNOSTIC PRODUCT BUSINESS

         Biomerica's current primary source of revenue and its historic core business involves developing, manufacturing, and selling unique medical diagnostic products designed to detect certain medical conditions and diseases in the areas of certain cancers, heart attack, fertility, gastritis and ulcers, diabetes and Candida. The Company has developed, produced and sold immunoassay diagnostic test kits since the late 1970's. Immunoassay kits are used by hospitals, clinical laboratories and medical researchers to analyze blood or urine from patients in the diagnosis of various diseases and other medical complications, or to measure the level of specific hormones, antibodies, antigens or other substances which may exist in the human body in extremely small concentrations. Recently advances in this technology have led to tests which could be used in the physicians office and by the patient at home.

         TARGET MARKETS.

         The Company targets three distinct markets in its core business of diagnostic products. These markets are: (1) Clinical laboratories, hospitals and researchers that perform immunoassay; (2) physicians offices and smaller laboratories which could benefit from in-office or rapid diagnostic tests; and
(3) pharmacies and consumers who are interested in performing/marketing tests for home use (over-the-counter products).

         The over-the-counter and professional markets for rapid diagnostic products are expanding as a result of significant economic pressures affecting the health care industry. These types of products are important for the following reasons: (1) The tests help to manage existing medical conditions and their costs; (2) Rapid tests improve healthcare and may save lives through prompt diagnosis and early detection; and (3) These test help health care providers improve productivity and reduce expenses. At the same time, technological advances in medical diagnostics have made it possible to perform diagnostic tests within the home and the physician's office, rather than in the clinical laboratory. The Company's objective has been to address these markets by developing rapid diagnostic tests that are accurate, employ easily obtained specimens, and are simple to perform without instrumentation.

         Until recently, tests of this kind required the services of medical technologists and sophisticated instrumentation; frequently, results were not available until at least the following day. Most of the Company's over-the-counter tests are FDA cleared. The Company believes that such tests are as accurate as laboratory tests when used properly, require no instrumentation, give reliable results in minutes and can be performed with confidence in the home or the doctor's office.

         The emphasis on producing easy to use tests that require no instrumentation has led to the development of the products indicated below which currently are marketed to physicians, clinics, hospital laboratories and the general public through drugstores such as Walgreens, CVS, Osco/Sav-On, etc. The Company has also been marketing these easy to use tests from its pilot web site www.testathome.com, and will feature them on its on-line drug store, TheBigRx.com.

         DIAGNOSTIC PRODUCTS.

         Biomerica currently manufactures and sells diagnostic test kits which utilize enzyme immunoassay (EIA) or radioimmunoassay (RIA) technology. Some of these products have not yet been cleared by the FDA for diagnostic use, but can be sold in various foreign countries.


------------------------------------------- ------------------------------------------------------------------------
           DIAGNOSTIC TEST KIT                                         USE AND CLEARANCE
------------------------------------------- ------------------------------------------------------------------------
ALPHA-SUBUNIT (RIA)                         For measurement of elevated blood levels of alpha subunit which are suspected to be associated with testicular, colorectal, pituitary, and other cancers.  It is also used to measure for delayed puberty.  This product is used for research only and has not been cleared with the
                                            FDA.
------------------------------------------- ------------------------------------------------------------------------
MYOGLOBIN (RIA)                             For measurement of myoglobin in blood as a result of skeletal muscle injury including heart. This product is FDA cleared.
------------------------------------------- ------------------------------------------------------------------------
THYROID PANEL                               For measurement of thyroid function in manual and T3, T4, TSH
                                            (EIA) automated systems. These products have been FDA cleared.
------------------------------------------- ------------------------------------------------------------------------
THYROGLOBULIN (RIA)                         For prognostic testing for the detection of metastasis after the treatment or removal of thyroid tumor. This product has not been FDA cleared and is used for research only.
------------------------------------------- ------------------------------------------------------------------------
THYROGLOBULIN AUTOANTIBODY TEST             For measurement of autoantibodies to thyroglobulin in human blood.
(EIA & RIA)                                 High levels of patient's Tg autoantibodies are present with
                                            Hashimoto's disease and lymphadenoid goiter. The EIA format of this kit has just been cleared by the FDA. THE RIA format is not cleared by the
                                            FDA and is for research use.
------------------------------------------- ------------------------------------------------------------------------
NEONATAL TSH (RIA)                          For early detection of congenital primary hypothyroidism. (Newborn thyroid hormone assessment). This product has been FDA cleared.
------------------------------------------- ------------------------------------------------------------------------
HISTAMINE (RIA)                             For determination of blood histamine levels that are associated with leukemia, allergy diseases, and sensitivity determinations in animals and humans. FDA clearance was received to market the histamine RIA test kit for a special type of leukemia disease. For allergy applications, the product is sold for research and investigational use only since FDA clearance has not yet been obtained for that purpose.


------------------------------------------- ------------------------------------------------------------------------
HELICOBACTER PYLORI ANTIBODY (EIA)          A non-invasive blood test for gastritis and peptic ulcer infection.
("GAP(R)") FOR GASTRITIS & ULCER            The "GAP" test is amenable to screen populations for the bacterium
DETECTION                                   (Helicobacter pylori) that causes gastritis and peptic ulcers.  FDA clearance for the GAP was received in July 1991. Since then, Biomerica has entered into a multi-year exclusive agreement with BioRad of
                                            Hercules, California, to distribute the GAP test worldwide with the exception of Japan. Biomerica has entered into another exclusive agreement with Nisshin/Fujirebio for distribution of the GAP test in
                                            Japan. After 18 months of conducting the necessary clinical studies,
                                            Japan's Ministry of Health has approved the GAP test kit for sale in Japan for diagnostic purposes. The Company believes that it is the first test of its kind to receive such clearance in Japan.
------------------------------------------- ------------------------------------------------------------------------
ISLET CELL-                                 A non-invasive blood test for predisposition of Type I diabetes. It
AUTOANTIBODIES (EIA)                        is for detecting the onset of type I diabetes [insulin dependent
(ISLETEST(R))                               diabetes mellitus (IDDM)] years before the manifestation of the
FOR DETECTION                               disease. IDDM is a disease characterized by abnormalities in the
OF TYPE I DIABETES                          regulation of blood sugar. The disease may cause serious injury to the eyes, kidneys, blood vessels, and nervous system. Presently, this kit is provided to medical institutions for investigational use only since it has not been cleared by the FDA. The Company has just received a patent for this test.
------------------------------------------- ------------------------------------------------------------------------
INSULIN                                     A non-invasive blood test for assessment of status of type I
AUTOANTIBODY (EIA)                          diabetes.  This kit has not been cleared by the FDA and is provided for investigational use only.
------------------------------------------- ------------------------------------------------------------------------
GAD AUTOANTIBODY (EIA)                      A non-invasive blood test for individuals predisposed to Type I diabetes.  This product has not been cleared by the FDA and is for research use only.
------------------------------------------- ------------------------------------------------------------------------
CANDIDA ALBICANS                            A non-invasive blood test for detection of IgG, IgM or IgA antibodies
ANTIBODY (CANDIQUANT(TM))                   to Candida albicans.  This kit is provided for investigational use only since it has not been FDA cleared.
------------------------------------------- ------------------------------------------------------------------------
CANDIDA ALBICANS                            A non-invasive blood test for detection of Candida albicans antigen.
ANTIGEN (CANDIGEN(TM))                      This kit is provided for investigational use only since it has not been FDA cleared.
------------------------------------------- ------------------------------------------------------------------------

         The Company's diagnostic kits include reagents, antibodies, labeled antigens, buffers, standards, and reference controls. The Company supplies each customer with detailed written instructions for the use of its diagnostic products. All of the Company's diagnostic test kits are processed and assembled at its facilities in Newport Beach, California. Production of diagnostic tests involve formulating component antibodies and antigens in specified concentrations, attaching a tracer to the antigen, filling components into vials, packaging and labeling. The Company continually engages in quality control procedures to assure the consistency and quality of its products and to comply with applicable FDA regulations.

         All manufacturing production is regulated by the FDA Good Manufacturing Practices for medical devices. Biomerica has an internal quality control unit that monitors and evaluates product quality and output. In addition, the Company employs a qualified external quality assurance consultant who monitors procedures and provides guidance in conforming to the Good Manufacturing Practices regulations. The Company either produces its own antibodies and antigens or purchases these materials from qualified vendors. The Company has alternate, approved sources for raw materials procurement and believes that for the foreseeable future material availability will not restrict production based on our relevant ranges of production.

         COMPETITION

         Immunodiagnostic products are currently produced by more than 100 companies, a majority of which are located within the United States. The Company is not a significant factor in the market. The Company's competitors vary greatly in size. Many are divisions or subsidiaries of well-established medical and pharmaceutical concerns which are much larger than the Company and expend substantially greater amounts than the Company for research and development, manufacturing, advertising and marketing.

         The primary competitive factors affecting the sale of diagnostic products are uniqueness, quality of product performance, price, service and marketing. The prices for the Company's products compare favorably with those charged by most of its competitors. The Company believes it competes primarily on the basis of its reputation for the quality of its products, the speed of its test results, the unique niches in the market, patent position, and its prompt shipment of orders. The Company offers a broader range of products than many competitors of comparable size, but to date has had limited marketing capability. The Company is working on expanding this capability through strategic cooperations with larger companies and distributors.

         Biomerica has approximately 320 current customers, of which approximately 60 are distributors and the balance are hospital and clinical laboratories, medical research institutions, medical schools, pharmaceutical companies, drug stores and physicians' offices. The loss of any one or a few customers would not have a material adverse effect upon the revenues of the Company.

THE COMPANY'S AFFILIATES

         Biomerica currently holds the following percentage ownership in the issued and outstanding common stock of two subsidiaries:

         Subsidiary Company                              Biomerica Percent Ownership
         ------------------                              ---------------------------
         Lancer Orthodontics, Inc. ("Lancer")                      29.9%
         Allergy Immuno Technologies, Inc. ("AIT")                 74.6%


         In addition to Biomerica's ownership of Lancer, a director of Biomerica controls approximately 16.05% of the outstanding Lancer common stock. Two other Biomerica directors serve on Lancer's board of directors. Biomerica's Board controls an additional 4.33% of Lancer's common stock either through proxy or other controlled persons. As a result, Biomerica continues to exercise effective control of Lancer.

         LANCER ORTHODONTICS, INC.

         Lancer is engaged in manufacturing, sales and development of high technology orthodontic products including, among others, ceramic brackets and wires. Lancer is well established in the field of orthodontics and its products are sold worldwide through a direct sales force and distributors. The Lancer product line includes preformed bands, direct bonding pads, various brackets, buccal tubes, arch wires, lingual attachments and related accessories. The foregoing are assembled to the orthodontists' prescriptions or the specifications of private label customers. Lancer also markets products which are purchased and resold to orthodontists, including sealants, adhesives, elastomerics, headgear cases, retainer cases, orthodontic wire, and preformed arches.

         On April 4, 1989, Lancer was granted a patent on its CounterForce design of a nickel titanium orthodontic archwire. On August 1, 1989, Lancer was granted a patent on its bracket design used in the manufacturing of Sinterline and Intrigue orthodontic brackets. On September 17, 1996, Lancer was granted a patent on its method of laser annealing marking of orthodontic appliances. On March 4, 1997, Lancer was granted a patent on an orthodontic bracket and method of mounting. All of the patents are for a duration of seventeen years. Lancer has entered into a number of license and/or royalty agreements pursuant to which it has obtained rights to certain of the products which it manufactures and/or markets. The patents and agreements have had a favorable effect on Lancer's image in the orthodontic marketplace and Lancer's sales.

         Lancer sells its products directly or indirectly through its sales representatives, to a relative large number of customers. No customer of Lancer's accounted for 10% or more of Lancer's sales in the fiscal years ended May 31, 1998 and 1997. At the end of its 1998 fiscal year, Lancer had eight sales representatives in the United States, all of whom are employees of Lancer, who sold products directly to orthodontists. In selected foreign countries, Lancer sells its products directly to orthodontists through its international marketing division, which was established in 1982 and currently employs three people. Lancer also sells its products through distributors in certain foreign countries and to other companies on a "private label" basis. Lancer has entered into a number of distributor agreements whereby it sold or granted the marketing rights to its products in certain sales territories in Mexico, Central America, South America, Europe, Canada, Australia and Japan.

         Most of Lancer's manufacturing and shipping operations are located in Mexicali, Mexico, in order to reduce the cost of manufacturing and compete more effectively worldwide. Lancer maintains its headquarters in San Marcos, California where it houses the administration, the engineering, the sales and marketing, and customer services. Lancer currently utilizes a manufacturing subcontractor to provide manufacturing services to Lancer through its affiliated entities located in Mexicali, B.C., Mexico. The current agreement, which expires in October 1998, allows for the pass through of actual costs plus a weekly administrative fee. This gives Lancer greater control over all costs associated with the manufacturing operation than did the hourly rate per employee cost. Effective April 1, 1996, Lancer leased the Mexicali facility under a separate agreement. Lancer has retained the option to convert the manufacturing operation to a wholly owned subsidiary at any time without penalty. Should Lancer discontinue operations in Mexico, it is responsible for accumulated employee seniority obligations as prescribed by Mexican law. At May 31, 1998, this obligation was approximately $226,000. Such obligation is contingent in nature and accordingly has not been accrued in the financial statements.

         Lancer encounters intense competition in the sale of orthodontic products. Lancer's management believes that Lancer's seven major competitors are: Unitek, a subsidiary or division of 3M; "A" Company, a private company; Ormco, a subsidiary or division of Sybron; RMO Inc., a private company; American Orthodontics, a private company; GAC, a foreign company; and Dentaurum, a foreign company. Lancer estimates that these seven competitors account for approximately 80% of the orthodontic products manufactured and sold in the United States. Lancer's management also believes that each of these seven competitors is larger than Lancer, has more diversified product lines and has financial resources exceeding those of Lancer. While there is no assurance that Lancer will be successful in meeting the competition of these seven major competitors or other competitors, Lancer has, in the past, successfully competed in the orthodontic market and has achieved wide recognition of both its name and its products.

         ALLERGY IMMUNO TECHNOLOGIES, INC.

         AIT is engaged in the development and commercialization of novel bio-pharmaceutical products for the treatment of allergies. The Company's research in the allergy field has created opportunities for new therapeutic approaches and inventions that include the possible development of oral type and/or an inhalant anti-allergy treatments as an alternative to allergy shots. As a consequence of its development effort in the field of allergy treatment, AIT owns four patents covering several inventions relating to the therapeutic aspect of allergy. AIT intends to utilize these patents to develop new allergy drugs on its own and/or in conjunction with other companies. Allergy diagnostic products are currently produced by approximately five competitors, and there are approximately the same number producing allergy therapeutics.

         AIT and its predecessors commenced development activities in allergy and immune research, diagnostic reagents and services in 1980. AIT currently operates a clinical reference laboratory in Newport Beach, California, for allergy and other esoteric diagnostic testing services for physicians, other laboratories and pharmaceutical companies. AIT employs one medical technologist and two technicians and receives substantial financial and technical assistance from Biomerica whose laboratory is contiguous to AIT.

         As a result of its research activities, AIT has discovered new methods for treating allergies. AIT has succeeded in obtaining four patents pertaining to its discoveries for allergy treatment. These are:

         -     Immunotherapy agents for treatment of IgE mediated allergies:
               U.S. Patent #5,116,612 (issued May 6, 1992).

         - Liposome containing immunotherapy agents for treatment of IgE mediated allergies: U.S. Patent #5,049,390 (issued September 17,
               1991).

         -     Immunotherapy agents for treatment of IgE mediated allergies:
               U.S. Patent #4,946,945 (issued August 7, 1990).

         - Allergen-thymic hormone conjugates for treatment of IgE mediated allergies: U.S. Patent #5,275,814 (issued January 4, 1994).

         AIT is focused on the discovery and commercialization of novel bio-pharmaceutical drugs for the treatment of allergies. The Company's research has led to new therapeutic approaches and inventions which are covered by the above patents. AIT's strategy is to utilize its proprietary technologies to create unique drugs for the treatment of allergies, especially those that can be taken orally avoiding the present injection therapy which is tedious, expensive and unpredictable. With help from Biomerica, AIT has begun preclinical animal studies utilizing the technology covered in some of these patents.

         The strategic objective of AIT is to tap the estimated $6 billion allergy market in the U.S. by developing drugs for allergy treatment based on Liposome-Encapsulated Allergens (LEA). Liposomes are minute fatty particles in which allergens may be enclosed (encapsulated). LEA favorably alters the immunological response to allergens compared to the response elicited by native allergens presently used in desensitizing immunotherapy. The results of pre-clinical studies conducted on rodents (administering liposome encapsulated house dust mite by both injection and mouth) indicate a dramatic increase in the desensitization process. This new type of therapy may revolutionize allergy treatment since oral delivery is possible as opposed to injections, thereby increasing patient compliance, and since it treats the disease as opposed to the symptoms, unlike a histamine blocker. AIT is currently looking for a collaborative partner to continue this effort.

         The Company has also developed a Histamine Basophil Release (BHR) test that is a surrogate to humans wherein sensitivities to allergens may be determined in a test tube. Food sensitivity studies for large pharmaceutical and nutritional firms such as Mead Johnson and Carnation were conducted utilizing the BHR test. AIT intends to use the same BHR in the development of the new drug.

         AIT also provides clinical testing services to doctors, clinics and pharmaceutical firms in specialized areas of allergy and immunology determinations. Test samples are sent to the Company's laboratory for evaluation and the results of the tests are reported to the customer (doctors, clinics or other). All of the AIT's current revenues are derived from providing these testing services. AIT's clinical reference laboratory is located in Newport Beach, California. As a credited clinical laboratory, AIT provides specialized testing services to large organizations such as Laboratory Corporation of America, American Homes Products, as well as other clinics and physicians. The laboratory accepts samples from the physicians, laboratories, clinics or pharmaceutical companies, performs the requested test and sends a written report of the test results to the customer. Most of the tests performed relate to allergy or immunology.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

         The following discussion and analysis should be read together with our consolidated financial statements and notes thereto for the nine-month periods ended February 28, 1999 and 1998, and the fiscal year ended May 31,1999 and 1998, incorporated elsewhere in this memorandum.

PERIOD ENDED FEBRUARY 28, 1999 COMPARED TO PERIOD ENDED FEBRUARY 28, 1998

         Consolidated net sales for Biomerica were $6,182,537 for the nine months ended February 28, 1999 as compared to $6,942,738 for the same period in the previous year. This represents a decrease of $760,201 (11%). For the quarter then ended, sales were $1,826,214 as compared to $2,085,773 in the previous year. This represents a decrease of $259,559 (12%). Lancer Orthodontics ("Lancer") had increased sales of $22,238 for the nine months and a decrease of $40,992 for the quarter compared to the previous year. Lancer continues to search for and add new distributors, private label customers, and sales representatives. Lancer remains very active in investigating new products that will contribute strategically to its overall product line. Biomerica had a sales decrease for the nine month period of $765,213 and Allergy Immuno Technologies, Inc. ("AIT") had a sales decrease of $17,226 for that period. For the quarter then ended, Biomerica had a sales decrease of $207,749 and AIT had a sales decrease of $10,818. The sales decrease at Biomerica was primarily attributable to lower foreign sales.

         Cost of sales decreased for the nine months by $144,763 (3.6%) and decreased by $15,853 (1.3%) for the quarter. Lancer had increased cost of sales as a percentage of sales of 1.9% for the nine months and of 1.9% for the quarter due to lower selling prices in the industry. Cost of goods as a percentage of sales for the nine months at Biomerica increased 10.1%, and 18.9% for the nine months and three months over the prior periods. This was attributable to increased manufacturing labor costs as well as manufacturing fixed costs resulting in a larger percentage of sales due to the lower sales volume.

         Selling, general and administrative expenses increased for the nine months by $7,422 (.3%) and increased for the three months by $5,741 (1%). Expenses increased at Lancer by $55,840 for the nine months and decreased for the three month period by $8,666. The increase was due to higher marketing salaries and commissions. Biomerica had an increase of $9,017 for the nine months and an increase of $33,964 for the three month period. Considerable time and resources were expended during this quarter in the effort to bring TestatHome.com (for the sale of home tests through the internet) on line. The increase was primarily due to higher marketing expenses in the area of travel and advertising expenses. AIT had decreased expenses of $57,435 for the nine months and $19,557 for the three months due to lower wages.

         Research and development for the nine months decreased from $417,824 to $336,674 or $81,150 (19%) and for the three months from $142,658 to $107,040, or
$35,618 (25%). For the nine months, Lancer had decreased product development of $23,375 and for the three months of $5,754 due to decreased R&D wages. Biomerica had decreased expenses of $58,075 for the nine months and $29,864 for the quarter. Decreases at Biomerica were primarily attributable to decreased wages. AIT had a decrease of $300 for the nine months.

         Interest expense decreased by $13,735 (59%) for the nine months and by $1,269 (20%) for the three months due to reduced debt and interest rates at Lancer.

FISCAL 1998 COMPARED TO FISCAL 1997

         Consolidated net sales for the Company were $9,376,498 for fiscal 1998 compared to $9,243,510 for fiscal 1997. This represents an increase of $132,988, or 1.4% for fiscal 1998. Lancer's sales decreased by $139,615. Biomerica showed a sales increase of $322,916, an 11.6% increase for Biomerica. AIT had a decrease of $52,091. This decrease at Lancer was attributable to increased discounting and a general reduction in domestic sales. While the trend in increased discounting at Lancer continues, it has slowed, partially the result of orthodontic industry consolidation. Lancer continues to search for new sales representatives, distributors, private label customers, products, and product ideas, all of which, if successful, will result in increasing sales. Lancer has incorporated a subsidiary in Mexico which will allow Lancer to distribute its products through Mexico and other parts of Latin America at much more competitive prices. This subsidiary may also assume the duties of the subcontractor, which is expected to reduce costs. The increase in sales at Biomerica was primarily due to an increase of sales to foreign distributors as well as an increase in domestic sales at Biomerica.

         Cost of sales in fiscal 1998 as compared to fiscal 1997 increased by $106,439 (2.0%). Lancer's cost of sales as a percentage of sales decreased from 60.6% to 58.6% in fiscal 1998 as compared to fiscal 1997. The decrease was primarily attributable to (1) manufacturing problems that were resolved in fiscal 1997, (2) changes in plant management and (3) the implementation of procedures resulting in reduced expenditures. Biomerica had an increase in cost of goods as a percentage of sales from 51.6% to 57.1% in fiscal 1998 as compared to fiscal 1997 due to more discounting of products in the foreign market, higher labor and other costs. AIT had an increase in cost of goods as a percentage of sales of 84.6% to 107% due to declining revenues offset by higher materials costs and wages.

         Selling, general and administrative costs increased in fiscal 1998 as compared to fiscal 1997 by $158,875 (5.4%). Lancer had a decrease of $31,541 in these costs due to decreased payroll and related expenses and decreased professional fees. These were partially offset by increased payroll and related expenses and advertising in the selling area. Biomerica had an increase in fiscal 1998 as compared to fiscal 1997 of $159,900 due primarily to increased personnel, consulting and advertising costs. AIT had increased costs of $30,516 due to higher personnel costs.

         Research and development expense increased in fiscal 1998 as compared to fiscal 1997 by $270,377 (95.4%). Of this, Lancer had an increase of $95,163, as a result of increased payroll and supplies. Biomerica had an increase in research and development expenses of $188,108, and AIT had a decrease of $12,933. Biomerica and Lancer have been investing more in research and development in an effort to develop new products in order to increase their competitive positions in the marketplace. AIT decreased research expenses due to the current lack of funds.

         Interest expense, which was incurred by Lancer, decreased in fiscal 1998 as compared to fiscal 1997 by $33,299 (57%) due to the payoff of certain term debt and capital lease obligations.

         Other income increased by $91,962 (152%) in fiscal 1998 as compared to fiscal 1997. A decrease of $5,383 is attributable to Lancer, and an increase of $104,637 was attributable primarily to Biomerica. Biomerica had greater dividend and interest income due to the funds that were raised in January 1998. Biomerica also had gains on the sale of marketable securities in fiscal 1998.

LIQUIDITY AND CAPITAL RESOURCES

         As of February 28, 1999, the Company had cash and available-for-sale securities in the amount of $1,828,891. Working capital was $4,933,119. Biomerica is currently able to meet its costs of operations, development and expansion through both collection of trade accounts receivable and its working capital position. At February 28, 1999, Lancer had a $1,000,000 line of credit with a bank. Borrowings are made at prime plus 0.75% (8.5% at February 28, 1999) and are limited to specified percentages of eligible accounts receivable. The unused portion available under the line of credit at February 28, 1999 was $129,627. The line of credit expires on November 3, 1999. Lancer is not required to maintain compensating balances in connection with this borrowing arrangement.

         The line of credit is collateralized by substantially all the assets of Lancer including inventories, receivables, and equipment. The lending agreement for the line of credit requires, among other things, that Lancer maintain a tangible net worth of $2,500,000 and a debt to tangible net worth ratio of no more than 1 to 1. Lancer may draw upon its line of credit to fund future equipment purchases.

                                   OPERATIONS

DESCRIPTION OF PROPERTY

         The Company leases approximately 21,000 square feet of office and laboratory space located at 1531-1533 Monrovia Avenue, Newport Beach, California, pursuant to a written lease which expired May 31, 1993 (and which was renewed until May 31, 1998). Pursuant to the lease, the Company pays an annual base rent, set initially at $143,880 and adjusted annually to reflect cost of living increases, plus all real estate taxes and insurance costs. During the year ended May 31, 1998, the Company paid $128,640 in rent under the terms of the lease and accrued an additional $24,000. The accrued rent will be paid in the form of company stock. AIT currently leases approximately 1,600 square feet at the above facility for $1,400 per month. See "INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS"

         Lancer leases a 9,240 square foot manufacturing building in San Marcos, California. The term of the initial lease was for five years commencing January 1, 1994 and ending December 31, 1998. In 1998, Lancer renegotiated the lease and extended the terms to December 31, 2003. The Mexicali facility consists of a 16,000 square foot manufacturing and office building. The term of the lease is for thirty-one months commencing April 1, 1996 and ending October 31, 1998. The future aggregate minimum annual lease payments for 1999 and 2000 are, respectively, $76,031 and $65,800. Management believes that the properties are currently suitable and adequate for Lancer's operations.

         The Company maintains animals at a ranch in Vista, California, which are treated biologically to produce antibodies used in certain of the Company's immunodiagnostic products. These facilities are utilized on a month-to-month basis at a charge based on the number of animals maintained at the facility. The Company believes that its facilities and equipment are in suitable condition and are adequate to satisfy the foreseeable requirements of Biomerica and its subsidiaries.

         All of the Company's and AIT's fixed assets are located within Southern California. Lancer has some fixed assets located in Mexicali, Mexico.

RESEARCH AND DEVELOPMENT

         Biomerica is continually engaged in the research and development of additional diagnostic tests to broaden its product line in specific areas such as predisposition of diabetes, cancer diagnostics, and rapid testing kits for the physician's office and the consumer market. Research and development expenses include the costs of materials, supplies, personnel, facilities and equipment which are devoted both to research and development. Lancer is engaged in development programs to improve and expand its orthodontic products and production techniques. Lancer consults frequently with practicing orthodontists. Research and development expenses incurred by the Company for the years ended May 31, 1998 and 1997 aggregated $554,000 and $283,000, respectively. These expenses included approximately $188,000 and $93,000 for fiscal 1998 and 1997, respectively, for Lancer's product development.

Employees

         As of August 15, 1997, the Company and its subsidiaries employed 75 full-time employees and 5 part-time employees, including one Ph.D. Lancer, through its Mexican subcontractor, employs approximately 202 people in Mexico. The Company also engages the services of various outside Ph.D. and M.D. consultants as well as medical institutions for technical support on a regular basis. The Company is not a party to any collective bargaining agreement and has never experienced a work stoppage.


             DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of the Company and their respective positions are as follows:

         Name                       Age     Since             Position with the Company
         ----                       ---     -----             -------------------------
         Zackary S. Irani           32      1997              President, Chief Executive Officer,
                                                              Treasurer & Director
         Dr. Philip B. Kaplan       66      1971              Director
         Dr. Robert A. Orlando      59      1986              Director
         Janet Moore                47      1997              Secretary, Controller and Director

         Dr. Philip B. Kaplan has been engaged in a private medical practice in Huntington Beach, California, for more than five years. Dr. Kaplan has been a director of the Company since 1971.

         Robert A. Orlando, M.D., Ph.D., has served as a director of the Company since 1986. Dr. Orlando is a professor of pathology as well as a biophysicist and immunologist. Dr. Orlando, a graduate of the New Jersey University of Medicine and the University of Chicago, the Chief Pathologist at Beverly Hospital. Dr. Orlando has served as a Chief Pathologist of various hospitals since 1981. Dr. Orlando also serves as a director of Lancer Orthodontics, Inc. and Allergy Immuno Technologies, Inc.

         Zackary Irani has been serving as the Company's Chairman of the Board, Chief Executive and Treasurer since April 29, 1997. Prior to that time, Mr. Irani served as the Company's Vice President of Business Development of Biomerica since July 1994. He has been an employee of the Company since 1986. Mr. Irani also serves as a director of Lancer Orthodontics, Inc., Allergy Immuno Technologies, Inc. and RegeneMed, Inc.

         Janet Moore is the Secretary and Controller of Biomerica. She has been an employee of the Company since 1976. Ms. Moore also serves as a director of Lancer Orthodontics, Inc. and Allergy Immuno Technologies, Inc.

         Ms. Moore was married to Mr. Irani's uncle, who is deceased and who previously was a shareholder, executive officer and director of the Company. Other than the relationship between Ms. Moore and Mr. Irani, there is no family relationship between any of the Company's directors and officers. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which any person has been elected or nominated as a director or executive officer. All directors and executive officers serve for a term of one year until the next annual meeting of stockholders.

COMMITTEES OF THE BOARD

         The Company presently has a compensation committee of the Board of Directors consisting of Drs. Philip B. Kaplan and Robert A. Orlando. The Compensation Committee's basic function is to set the salary for employees and promotions. The Compensation Committee met once during the fiscal year. The Company's audit committee consists of Zackary Irani and Janet Moore. The function of the audit committee is to review reports and recommendations made by the auditors and review the Company's accounting procedures and financial results. The audit committee met once during the fiscal year. The Company does not have a standing nominating committee for the purpose of making recommendations to the Board of Directors concerning nomination of directors.

                     REMUNERATION OF DIRECTORS AND OFFICERS


SUMMARY COMPENSATION TABLE

         The following table sets forth the annual and long-term cash and non-cash compensation paid by the Company for services rendered in all capacities during the fiscal years ended May 31, 1998 and 1997 to the person who was, as of May 31, 1998, the Chief Executive Officer of the Company. No person earned in excess of $100,000 for services rendered to the Company during the fiscal year ended May 31, 1998.

-------------------------------------------------------------------------------------------------------------------------
                                            ANNUAL COMPENSATION              LONG TERM COMPENSATION
                                      -------- -------- --------------- ------------------------ ---------
                                                                                AWARDS           PAYOUTS
                                                                        ----------- ------------ ---------
                                                                        RESTRICTED  SECURITIES
                                                         OTHER ANNUAL   STOCK       UNDERLYING   LTIP        ALL OTHER
  NAME AND PRINCIPAL                  SALARY    BONUS    COMPENSATION    AWARD(S)    OPTIONS/    PAYOUTS   COMPENSATION
       POSITION             YEAR        ($)      ($)         ($)           ($)       SARS (#)      ($)          ($)
-------------------------------------------------------------------------------------------------------------------------
Zackary Irani,              1998      64,352     -0-         -0-           -0-        64,000       -0-          -0-
Chairman of Board,
Chief Executive             1997      41,948(2   -0-         -0-           -0-        40,000       -0-          -0-
Officer and Treasurer(1)
-------------------------------------------------------------------------------------------------------------------------

(1) The amounts described in the Summary Compensation Table above do not include other compensation and benefits provided to Mr. Z. Irani during the fiscal year ended May 31, 1998, that in the aggregate did not exceed the lesser of $50,000 or 10% of the executive's annual salary and bonus.


(2) Includes $4,000 cash compensation paid to Mr. Irani for services rendered as the Company's CEO and Treasurer.

COMPENSATION OF DIRECTORS

         Although not prohibited by the Company's By-laws, directors receive no payment for their services as directors, but they have been and may in the future be granted options to purchase the Company's securities. The compensation of officers and directors is subject to review and adjustment from time to time by the Board of Directors.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

         The following table set forth information concerning stock options granted in the fiscal year ended May 31, 1998, to the Company's President.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of May 28, 1999, certain information as to shares of the Common Stock owned by (i) each person known to beneficially own more than 5% of the outstanding Common Stock, (ii) each director, including the nominees for director, and each executive officer of the Company, and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, each person listed has sold voting and investment power over the shares beneficially owned by him. Unless otherwise indicated, the address of each named beneficial owner is the same as that of the Company's principal executive offices located at 1533 Monrovia Avenue, Newport Beach, California 92663.


                                                              SHARES            PERCENTAGE
NAME (AND ADDRESS) OF                                      BENEFICIALLY        BENEFICIALLY
BENEFICIAL OWNER (1)                                         OWNED (2)           OWNED (1)
----------------------                                     ------------        ------------
Janet Moore(3)                                                498,158             12.1
Zackary Irani(4)                                               84,950              2.0
Dr. Robert A. Orlando(5)
  947 West 30th St.,
  Los Angeles, CA 92034                                        22,000                *
Dr. Philip Kaplan(6)                                            4,750                *
  17822 Beach Blvd.,
  Huntington Beach, CA 92647
All executive officers and
  directors as a group (four persons)                         609,858             14.4



* Less than one percent (1%) of the outstanding shares of Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Any shares of Common Stock that each named person and group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights, are deemed outstanding for purposes of computing shares beneficially owned by and the percentage ownership of each such person and group. However, such shares are not deemed outstanding for purposes of computing the shares beneficially owned by or percentage ownership of any other person or group. Percentage ownership for each named beneficial owner, and the beneficial ownership of the directors and executive officers as a group, is based on (i) 4,110,195 issued and outstanding shares of Common Stock, plus (ii) 454,050 shares of Common Stock underlying stock options exercisable at or within 60 days after the date hereof.

(2) Unless otherwise noted, all shares listed are owned of record and the record owner has sole voting and investment power, subject to community property laws where applicable and the information contained in the footnotes to this table.

(3) Includes 16,200 shares underlying options exercisable by Janet Moore at or within 60 days after the date of the proxy and 8,250 shares owned by Ms. Moore's minor children.

(4) Includes 81,450 shares underlying options exercisable by Zackary Irani at or within 60 days after the date of the proxy.

(5) Includes 8,000 shares underlying options exercisable by Dr. Orlando at or within 60 days after the date of the proxy.

(6) Includes 2,750 shares underlying options exercisable by Dr. Kaplan at or within 60 days after the date of the proxy.

            INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

         The Company leases approximately 21,000 square feet of office and laboratory space located at 1531-1533 Monrovia Avenue, Newport Beach, California, pursuant to a written lease which expired May 31, 1993 (and which was renewed until May 31, 1998). Pursuant to the lease, the Company pays an annual base rent, set initially at $143,880 and adjusted annually to reflect cost of living increases, plus all real estate taxes and insurance costs. During the year ended May 31, 1998, the Company paid $128,640 in rent under the terms of the lease and accrued an additional $24,000. The accrued rent will be paid in the form of company stock. This amount constitutes all that is due per agreement with the landlord. The facilities are leased from Mrs. Isle Sultanian and JSJ Management. Ms. Janet Moore, and officer, director and shareholder of the Company, is a partner in JSJ Management.

         In the opinion of the disinterested members of the Board of Directors of the Company, the above transactions were fair to the Company and were made upon terms which were no less favorable to the Company than would have been obtained if negotiated with unaffiliated third parties.

                            DESCRIPTION OF SECURITIES

         Upon the closing of this Offering, the authorized capital stock of the Company will consist of 20,000,000 shares of Common Stock, par value of $.08, of which 4,400,845 will be outstanding (assuming no exercise of outstanding warrants and options).

         The following is a brief description of the material terms of the Company's capital stock. This description does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Certificate of Incorporation and Bylaws, copies of which are on file with the Commission are incorporated by reference herein.

COMMON STOCK

     Holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Dividends on any outstanding shares of preferred stock may be required to be paid in full before payment of any dividends on the common stock. Upon liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in assets available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of any preferred stock then outstanding.

     Holders of common stock are entitled to one vote per share with respect to all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the voting rights (if any) of any series of preferred stock that may be outstanding from time to time. The Company's Certificate of Incorporation and Bylaws contain no restrictions on the repurchase by the Company of shares of the common stock or preferred stock. All the outstanding shares of common stock are, and additional shares of common stock will be, when, issued, validly issued, fully paid and nonassessable.

WARRANTS AND OPTIONS

         As of May 28, 1999, options to purchase a total of 454,050 shares of Common Stock were outstanding under the 1991 Stock Option and Restricted Stock Plan and the 1995 Stock Option and Restricted Stock Plan, at exercise prices ranging from $.80 to $3.00. Such options will expire at various times during the period from April 2000 to March 2004.

         The Company has issued to RJM Consulting, Inc. ("RJM"), a warrant (the "RJM Warrant") to purchase 1,000,000 shares of Common Stock at an exercise price of $3.00 per share, in connection with RJM's capital raising efforts and for introducing the Company to The BigStore.com, Inc. ("BigStore"). The Company has also issued to BigStore a warrant (the "BigStore Warrant"; collectively with the RJM Warrant, the "Warrants") to purchase 660,000 shares of Common Stock at an exercise price of $5.00 per share, in connection with services to be provided to the Company under a Back-end Processing Services Agreement relating to the Company's planned on-line business. The Warrants are exercisable for a term of five years commencing on the dates on which the Warrants were issued (with respect to each, the "Warrant Issue Date"). The Warrants vest in equal increments at the first, second and third anniversaries of their respective Warrant Issue Date. The right to exercise the Warrants may not be terminated for any reason, including (without limitation) by reason of death, disability, incapacity or termination of employment. The holders are also entitled to customary piggyback registration rights.

         The Company has granted to Zachary Irani, its President and Chief Executive Officer an option to purchase $1,000,000 Shares, and to certain key service providers an option to purchase an aggregate of 200,000 shares, of the Company's common stock at an exercise price of $ 3.00 per share. The option was granted to Mr. Irani for his efforts in negotiating this Company's strategic alliance with The BigStore, and to encourage his continued association with the Company. The option was granted to the key service providers to encourage their continued employment and association with the Company. The options vest in equal increments at the first, second, and third anniversaries of their respective grant dates.

                           DESCRIPTION OF THE OFFERING

GENERAL

         The Company is hereby offering up to 400,000 shares of its Common Stock (the "Shares") at a price of $5.00 per share. Each prospective investor must execute a Stock Purchase Agreement and complete an Investor Questionnaire attached to the Stock Purchase Agreement as Exhibit A. The Company reserves the right to determine, in its sole discretion, to whom offers of the shares will be made and the number of shares which any prospective investor will be entitled to purchase.

         Sales of the shares will be made directly to prospective investors who meet the suitability standards specified above by the executive officers and directors of the Company, who will not be paid any specific compensation in connection therewith. The executive officers and directors of the Company will determine, in their sole discretion, to whom the shares will be sold, and the number of shares to be sold to each prospective investor.

                       PROSPECTIVE INVESTOR QUESTIONNAIRE

         The shares are being offered and will be sold without registration under the Securities Act of 1933, as amended (the "Act"), and without qualification under the California Corporate Securities Law of 1968, as amended, or other applicable state securities or "blue sky" laws, in reliance upon specific exemptions therefrom, the availability of which is determined by and dependent upon, among other things, certain factors concerning the persons to whom the shares are sold. Accordingly, shares will only be sold to investors who meet the investor suitability standards established by the Company for this offering. See "Investor Suitability Standards."

     Each person will be required to complete, sign and deliver to the Company a Prospective Investor Questionnaire, in which certain information will be provided to the Company to enable it to determine, in its sole discretion, whether or not the prospective investor meets the necessary suitability standards.

ADDITIONAL INFORMATION


     Prospective investors and their professional advisors are invited to review any materials available to the Company relating to the Company, the Company's products and plan of operation, its management and financial condition, this offering and any other matter relating to this offering. The Company will afford prospective investors and their professional advisors the opportunity to ask questions of, and receive answers from, the officers of the Company concerning such matters and to obtain any additional information (to the extent the Company possesses such information and can acquire it without unreasonable expense) necessary to verify the accuracy of any information set forth in the Memorandum. All such information and materials will be made available at the offices of the Company at 1533 Monrovia Avenue, Newport Beach, California 92663 (or at some other mutually convenient location) at any reasonable hour after reasonable prior notice.